UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Agenus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AGENUS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 28, 2017

Time	5:00 P.M., Eastern Time

Place	Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421

Webcast	Go to http://investor.agenusbio.com/presentation-webcasts starting at 5:00 P.M., Eastern Time on June 28, 2017. The webcast will be archived on our website for at least thirty days after the date of the 2017 Annual Meeting of Stockholders.

Proposals	1. To elect Garo H. Armen, Ph.D. and Ulf Wiinberg as Class II directors, each for a term of three years expiring at the 2020 Annual Meeting of Stockholders.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3. To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.

4. To recommend, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers.

5. To consider any other business as may properly come before the 2017 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date	You are entitled to vote if you were a stockholder of record on May 1, 2017.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2017 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 3 Forbes Road, Lexington, Massachusetts 02421.

It is important that your shares be represented at the 2017 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it to us. If you attend the meeting and wish to vote in person, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Karen Higgins Valentine, Secretary

May 8, 2017

Page
VOTING PROCEDURES	2
PROPOSAL 1—ELECTION OF DIRECTORS	7
OUR CORPORATE GOVERNANCE	11
COMPENSATION DISCUSSION AND ANALYSIS	17
COMPENSATION COMMITTEE REPORT	33
COMPENSATION OF EXECUTIVE OFFICERS	34
DIRECTOR COMPENSATION	47
OWNERSHIP OF OUR COMMON STOCK	49
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52
EQUITY PLANS	54
PROPOSAL 2—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017	55
PROPOSAL 3—TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.	57
PROPOSAL 4—TO RECOMMEND, ON A NON-BINDING ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	58
REPORT OF THE AUDIT AND FINANCE COMMITTEE	59
ADDITIONAL INFORMATION	60

AGENUS INC.

3 Forbes Road

Lexington, Massachusetts 02421

Telephone: (781) 674-4400

PROXY STATEMENT

MAY 8, 2017

This proxy statement contains information about the 2017 Annual Meeting of Stockholders of Agenus Inc. (the “2017 Annual Meeting”), including any postponements or adjournments of the meeting. The 2017 Annual Meeting will be held at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421 on June 28, 2017 at 5:00 P.M., Eastern Time.

In this proxy statement, we refer to Agenus Inc. as “Agenus,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of Agenus Inc.

In accordance with the “e-proxy” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about May 8, 2017 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2016 and a form of proxy) over the internet to each stockholder entitled to vote at the 2017 Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2016 and a form of proxy) on or about May 8, 2017.

Our Annual Report on Form 10-K for the year ended December 31, 2016 is also available on the “Financial” section of our corporate website at http://investor.agenusbio.com/SEC-Filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421. No material on our website is part of this proxy statement.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or in person at the 2017 Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or in person at the 2017 Annual Meeting, you do not need to return your proxy card.

Who can vote?	Each share of our common stock that you owned as of the close of business on May 1, 2017 (the “record date”), entitles you to one vote on each matter to be voted upon at the 2017 Annual Meeting. On the record date, there were 99,118,911 shares of Agenus common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of Agenus.

If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

•       Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. Your shares will be voted according to your instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. If you vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 27, 2017.

•       By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 27, 2017.

•       By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•       In person at the 2017 Annual Meeting. If you attend the 2017 Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2017 Annual Meeting. To do this, you must do one of the following:

•       Vote over the internet as instructed above. Only your latest internet vote is counted.

•       Vote by telephone as instructed above. Only your latest telephonic vote is counted.

•       Sign a new proxy card and submit it as instructed above.

•       Attend the 2017 Annual Meeting and vote in person. Attending the meeting will not revoke your proxy unless you specifically request it.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the 2017 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote in person at the 2017 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 2 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) is the only proposal that is considered a routine matter for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2017 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?	It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the 2017 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2017 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2017 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect two Class II directors for a term of three years expiring at the 2020 Annual Meeting of Stockholders.

The two nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

To approve Proposal 2, a majority of the votes cast by stockholders present in person or represented by proxy at the 2017 Annual Meeting and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 2 and will have no effect on the vote.

Proposal 3—To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.

To approve Proposal 3, a majority of the votes cast by stockholders present in person or represented by proxy at the 2017 Annual Meeting and voting on the matter must vote FOR Proposal 3. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

Proposal 4—To recommend, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers.

For Proposal 4, the option of one year, two years, or three years that receives the highest number of votes cast by stockholders present in person or represented by proxy at the 2017 Annual Meeting will be considered by the Board of Directors when determining the frequency of future advisory votes on executive compensation. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•       FOR Proposal 1—To elect the nominated Class II directors, each for a term of three years expiring at the 2020 Annual Meeting of Stockholders.

•       FOR Proposal 2— To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

•       FOR Proposal 3— To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.

•       Proposal 4— To recommend future advisory votes on the compensation of the Company’s named executive officers once every three years.

Are there other matters to be voted on at the 2017 Annual Meeting?	We do not know of any other matters that may come before the 2017 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2017 Annual Meeting?	We will report the voting results in a Form 8-K within four business days after the end of the 2017 Annual Meeting.

Who bears the costs of soliciting these proxies?	We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, email, and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?	This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 are available on our website at http://investor.agenusbio.com/SEC-Filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated the individuals listed below for election as Class II directors. Each nominee currently serves as a Class II director.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of seven members. Two members are Class I directors, with terms expiring at the 2019 Annual Meeting. Three members are Class II directors, with terms expiring at the 2017 Annual Meeting of Stockholders. Two members are Class III directors, with terms expiring at the 2018 Annual Meeting of Stockholders. The Board has nominated Garo H. Armen, Ph.D. and Ulf Wiinberg, each of whom is a current Class II director, for re-election to a term expiring at the 2020 Annual Meeting of Stockholders. Shahzad Malik, M.D., a current Class II director, is not being nominated for re-election at the 2017 Annual Meeting of Stockholders. Dr. Malik will cease serving on the Board following the 2017 Annual Meeting of Stockholders, and the Board will be reduced to six members.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Garo H. Armen, Ph.D. and Ulf Wiinberg, the nominees listed below, as Class II directors. The nominees have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominees for directors.

Below are the names and certain information about each member of the Board (other than Dr. Malik), including the nominees for election as Class II directors:

NOMINEES FOR CLASS II DIRECTORS—TERMS TO EXPIRE IN 2017

Garo H. Armen, Ph.D.

Age: 64

Founder, Chairman, and

Chief Executive Officer of

Agenus Inc.

Director since 1999

(a) Business & Development

Advisory Committee (Chair)

(b) Non-Executive Equity

Award Committee (Sole

Member)

(c) Executive Committee

Dr. Armen is Chairman and Chief Executive Officer of Agenus Inc., which he co-founded in 1994. Dr. Armen brings to our Board a deep historical and practical knowledge of the business of the Company and its technologies, as well as years of expertise in the financial and biopharmaceutical arenas. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc which he helped restructure. Dr. Armen currently serves as non-executive Chairman of the Board of Directors of Protagenic Therapeutics, Inc., a publicly held biotechnology company. Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000 that is dedicated to the positive development of the children and youth of rural Armenia. He holds a Ph.D. degree in physical organic chemistry from the City University of New York.

Ulf Wiinberg Age: 58 Director since 2016 (a) Business & Development Advisory Committee (b) Corporate Governance and Nominating Committee (c) Executive Committee	Mr. Wiinberg has almost 20 years of senior leadership experience, most recently serving as Chief Executive Officer of H. Lundbeck A/S (“Lundbeck”) from June 2008 to December 2014. Lundbeck is a global pharmaceutical company developing and marketing treatments for psychiatric and neurological disorders. He previously served on the boards of several health care industry associations and held multiple executive roles at Wyeth, one of the world’s largest research-driven pharmaceutical companies that was acquired by Pfizer in 2009. He served as President of Wyeth Europe, Africa and Middle East; President of Consumer Healthcare; Managing Director of Wyeth UK, and in various commercial positions. Mr. Wiinberg currently serves on the boards of UCB SA, a global biopharmaceutical company based in Belgium, Avillion LLP (Chairman), a London-based drug development company, Hansa Medical AB (Chairman), a Swedish biopharmaceutical company, and Alfa Laval AB, a Swedish industrial company. Mr. Wiinberg brings to our Board years of experience in the biotechnology, pharmaceutical and healthcare industries internationally.

CLASS III DIRECTORS—TERMS TO EXPIRE IN 2018

Wadih Jordan Age: 82 Director since 2003 (a) Compensation Committee (Chair)	Mr. Jordan was most recently the founder and President of NearEast Enterprise, L.L.C. from 2011 to April 2015, a company that marketed pharmaceuticals in Near East markets, including Lebanon, Turkey, Saudi Arabia, Egypt, and the Gulf countries. From 1995 to 2011, Mr. Jordan served as President of NearEast Pharma LLC, a company that provided pharmaceutical, biotechnology and equipment for pharmaceutical industries to the Near East and Middle East markets. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993, Mr. Jordan served as a Managing Director within Cyanamid International. Since December 2003, Mr. Jordan has been a trustee of the Board of Directors of the Lebanese American University, located in Beirut, Lebanon, and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University. Mr. Jordan brings to our Board years of expertise in both the biotechnology/pharmaceutical and international arenas.

Shalini Sharp

Age: 42

Chief Financial Officer and

Executive Vice President, Ultragenyx Pharmaceutical Inc.

Director since 2012

(a) Business & Development

Advisory Committee

(b) Corporate Governance

and Nominating Committee

Ms. Sharp is Chief Financial Officer and Executive Vice President of Ultragenyx Pharmaceutical Inc. (“Ultragenyx”). She originally joined Ultragenyx in May 2012 as its Chief Financial Officer. Ms. Sharp served as Chief Financial Officer of Agenus from 2006 to May 2012, and was appointed a member of the Board in May 2012. She joined Agenus in 2003 and held increasing roles of responsibility spanning strategic planning, corporate development, investor relations, corporate finance and business development activities. Prior to Agenus, Ms. Sharp held similar roles at Elan Pharmaceuticals from 1998 to 2003, including serving as chief of staff to the Chairman of the Board of Directors during that company’s restructuring. Prior to Elan, Ms. Sharp was a management consultant at McKinsey & Company as well as an investment banker at Goldman Sachs, specializing in pharmaceuticals and medical devices. Ms. Sharp currently serves on the Board of Array BioPharma Inc. (NASDAQ: ARRY) and is also a member of the Board of the TB Alliance. Ms. Sharp holds both a bachelor’s degree and a master’s degree in business administration from Harvard University. Ms. Sharp brings to our Board over a decade of institutional knowledge of Agenus as well as her expertise in biotechnology, corporate strategy, and finance.

CLASS I DIRECTORS—TERMS TO EXPIRE IN 2019

Brian Corvese Age: 59 President and Founder of Vencor Capital Director since 2007 (a) Audit and Finance Committee (Chair) (b) Compensation Committee (c) Executive Committee (Chair)	Since 1999, Mr. Corvese has been the President and Founder of Vencor Capital (“Vencor”), a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr. Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the Board of Directors of the National Telecommunications Corporation, based in Cairo, Egypt. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 30 years of experience in the financial industry, Mr. Corvese brings substantial financial expertise to our Board.

Timothy R. Wright

Age: 59

Executive Vice President, Business Development, Strategy and Innovation,

Teva Pharmaceuticals Industries Ltd.

Director since 2006, Lead

Director since 2009

(a) Compensation Committee

(b) Corporate Governance

and Nominating Committee

(Chair)

(c) Audit and Finance

Committee

(d) Business & Development

Advisory Committee

(e) Executive Committee

Mr. Wright has been the Executive Vice President, Business Development, Strategy and Innovation at Teva Pharmaceuticals Industries Ltd since April 2015. Mr. Wright also serves as chairman of The Ohio State University Comprehensive Cancer Center Drug Development Institute, and director of the Ohio State University Innovation Foundation. From July 2011 to July 2012, Mr. Wright served as Chairman, Interim CEO, and a member of the Board of Directors of Curaxis Pharmaceuticals Corporation, a research based company dedicated to finding cures for age-related diseases, including Alzheimer’s disease and cancer. Prior to Mr. Wright’s tenure at Curaxis, the company had been experiencing financial difficulties and, as a result, Curaxis filed for Chapter 11 bankruptcy in July 2012. Prior to that, Mr. Wright served as President of the Imaging Solutions and Pharmaceutical Products Sector of Covidien. Mr. Wright brings to our Board over 29 years of global pharmaceutical industry experience in general management, product development, and commercialization as well as business restructuring and transaction experience. Beginning in April 2004, Mr. Wright was interim CEO, President and a member of the Board of Directors of AAI Pharma, a hybrid pharmaceutical, drug delivery/manufacturing, and global clinical research organization. Upon the sale of AAI Pharma’s pharmaceutical assets to Xanodyne Pharmaceuticals Inc., Mr. Wright transitioned to Chief Operating Officer at Xanodyne Pharmaceuticals Inc., a role he maintained until May 2006. Mr. Wright was also President of Elan Bio-Pharmaceuticals and has held several senior management positions with Cardinal Health Inc. and Dupont Merck Pharmaceutical Company. Over his career, Mr. Wright has served on nine Boards of Directors, five in North America and four in Europe and Asia. Mr. Wright earned his bachelor’s degree from The Ohio State University.

Vote Required

The two nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” are not counted for purposes of electing directors. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR each of the nominees for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards are important for Agenus to achieve business success and to create value for our stockholders. The Board is committed to high governance standards and to continually working to improve them. We continue to review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board

The Board monitors our overall corporate performance, the integrity of our financial controls, risk management and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by management on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. Senior management regularly reviews key portions of our business with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk. The Audit and Finance Committee of the Board reviews the risk management practices of the Company and both the Corporate Governance and Nominating Committee and the Audit and Finance Committee receive an annual report from the Company’s Chief Compliance Officer outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage excessive risk-taking by our executives.

We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Timothy R. Wright, our Lead Director, introduces each new Board member to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides the director with a summary of these practices and policies.

In 2016, the Board met five times and acted by written consent three times. During 2016, each of our directors, except for Mr. Wiinberg, attended at least 75% of (i) the total number of meetings of the Board held during the period during which the director served and (ii) all meetings of committees of the Board on which the director served during the periods the director served. Mr. Wiinberg joined the Board in May 2016 and was unable to attend the quarterly Board and committee meetings in September 2016. In 2016, all of our Board members attended our 2016 Annual Meeting of Stockholders. We expect each of our Board members to attend the 2017 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and at least once annually. Our Governance Guidelines are posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Lead Director surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Lead Director assesses the Board’s performance and the performance of individual members, and reports his conclusions to the full Board. The assessment also evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to Agenus. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics

The Board originally adopted our Code of Business Conduct and Ethics (the “Code of Ethics”) in 2003. The Board reviewed, revised, and updated the Code of Ethics most recently in December 2015. The Code of Ethics applies to all members of the Board and all employees of Agenus, including our Chief Executive Officer and Principal Financial and Accounting Officer. Among other matters, our Code of Ethics prohibits the members of the Board and all employees of Agenus from buying or selling our securities while in possession of material, non-public information about the Company. Our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or NASDAQ listing rules concerning any amendments to, or waivers from, our Code of Ethics. Stockholders may request a free copy of our Code of Ethics by writing to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, MA 02421.

Independence of Directors

Our Governance Guidelines and NASDAQ listing rules provide that a majority of the Board should be composed of independent directors. The Corporate Governance and Nominating Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account NASDAQ listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Mr. Corvese, Mr. Jordan, Dr. Malik, Ms. Sharp, Mr. Wiinberg, and Mr. Wright are currently independent directors. Dr. Armen is currently not an independent director because he is employed as our Chief Executive Officer. In making independence determinations with regard to other directors, the Board considered transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors typically meet in executive session without management present immediately prior to regularly scheduled Board meetings and at least quarterly. Our regular quarterly meeting for December 2016 was moved to January 2017, and therefore only three such meetings were held during 2016.

Leadership Structure of the Board

Mr. Wright, an independent director, serves as the Lead Director of the Board and as Chair of the Corporate Governance and Nominating Committee. Mr. Wright also serves on the Compensation Committee, the Audit and Finance Committee and the Business & Development Advisory Committee. In addition to the duties of all directors, the specific responsibilities of the Lead Director include: (i) acting as chair of the Corporate

Governance and Nominating Committee; (ii) developing the agenda for and presiding over all executive sessions of the independent directors; (iii) acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and raising at any meeting of the Board items that are not appropriately or best put forward by the Chief Executive Officer; and (iv) communicating to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer serves as the Chairman of the Board. We believe that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while the Chief Executive Officer brings Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined Lead Director role (as described above);

•	executive sessions of the independent directors held prior to quarterly board meetings; and

•	an annual performance evaluation of the Chairman/Chief Executive Officer by the independent directors.

While there may be circumstances in the future that would lead the Company to separate the offices of Chairman and Chief Executive Officer, we do not believe this is currently necessary due to the nature and size of the operations of the Company, the overall independence of the Board from management, and the strength of the Lead Director’s role on the Board.

Committees of the Board

The Board currently has six standing committees: the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Business & Development Advisory Committee, the Executive Committee and the Non-Executive Equity Award Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit and Finance Committee

Members: Brian Corvese, Chair Shahzad Malik, MD Timothy R. Wright	Meetings in 2016: 9

The Audit and Finance Committee consists entirely of independent directors within the meaning of the NASDAQ listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). During 2016, the Audit and Finance Committee consisted of Mr. Corvese (Chair), Dr. Malik and Mr. Wright. The Board has determined that Mr. Corvese qualifies as an audit committee financial expert. For a description of Mr. Corvese’s relevant experiences that qualify him as an audit committee financial expert, please see his biography on page 9. Dr. Malik will no longer serve on the Board or the Audit and Finance Committee following the 2017 Annual Meeting. The Audit and Finance Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit and Finance Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit and Finance Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviews the Code of Ethics annually, and periodically meets with our Chief Compliance Officer. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit and Finance Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. Please also see the Report of the Audit and Finance Committee on page 59.

Compensation Committee

Members: Wadih Jordan, Chair Brian Corvese Timothy R. Wright	Meetings in 2016: 8

The Compensation Committee consists entirely of independent directors within the meaning of applicable NASDAQ listing rules. During the entirety of 2016, Mr. Jordan (Chair), Mr. Corvese and Mr. Wright were members of the Compensation Committee. The committee’s primary responsibilities are to address our executive officers’ and other key employees’ development, retention, and performance and to oversee compensation and benefit matters. It reviews and approves compensation policies for Agenus to ensure that our compensation strategy supports organizational objectives and stockholder interests and does not create incentives for inappropriate risk-taking. The committee reviews, determines and approves the compensation of the Chief Executive Officer, all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee approves and recommends, and suggests material changes to, executive and key employee incentive compensation and benefits policies, including equity and director compensation plans.

The Compensation Committee considers appropriate companies for compensation comparison purposes and retained an outside compensation consultant in 2016, Radford, an Aon Hewitt Company—a division of Aon Corporation (“Radford”), to evaluate our executive compensation program and to provide market reference information relating to compensation and benefits. The committee has the authority to retain legal, accounting, or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. Please also see the Compensation Discussion and Analysis starting on page 17, and the accompanying Compensation Committee Report on page 33. Radford does not provide any services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee determined that Radford, as an advisor to the Compensation Committee during 2016, was independent and that the work performed by Radford did not raise any conflicts of interest in 2016 that would preclude the Compensation Committee from reviewing and considering Radford’s analyses when making compensation decisions.

Corporate Governance and Nominating Committee

Members: Timothy R. Wright, Chair Shalini Sharp Ulf Wiinberg	Meetings in 2016: 3

The Corporate Governance and Nominating Committee consists entirely of independent directors within the meaning of applicable NASDAQ listing rules. During 2016, the Corporate Governance and Nominating Committee consisted of Mr. Wright (Chair), Ms. Sharp and Mr. Wiinberg. Mr. Wiinberg joined the Corporate Governance and Nominating Committee in June 2016. The Corporate Governance and Nominating Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Ethics and meets periodically with our Chief Compliance Officer, including meeting, as needed, for separate private sessions with the Chief Compliance Officer without other members of management present.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Agenus. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Corporate Governance and Nominating Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy on diversity. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no unaffiliated stockholder has ever recommended a director candidate. When considering director candidates, the Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the executive network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. The committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Lead Director, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attention: Lead Director c/o Chief Compliance Officer.

In addition, our by-laws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. For a description of this by-law provision, see Additional Information on page 60 of this proxy statement. The charter of the Corporate Governance and Nominating Committee is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attn: Lead Director c/o Chief Compliance Officer. You should indicate on your correspondence that you are an Agenus stockholder. Communications will be distributed to the Lead Director, the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to inquiries of a commercial nature, which generally will not be forwarded to the Lead Director. Inquiries regarding accounting, internal controls over financial reporting, or auditing matters will be forwarded to the Chair of the Audit and Finance Committee, and inquiries involving matters governed by the Code of Ethics will be forwarded to the Chair of the Corporate Governance and Nominating Committee and the Chief Compliance Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2016 were Mr. Jordan (Chair), Mr. Corvese, and Mr. Wright. No member of the Compensation Committee was at any time during 2016, or formerly, an officer or employee of Agenus or any subsidiary of Agenus. No executive officer of Agenus has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of Agenus or member of the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, who are referred to throughout this proxy statement as our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for 2016 are:

•	Dr. Garo H. Armen—Chairman and Chief Executive Officer

•	C. Evan Ballantyne—Former Chief Financial Officer(1)

•	Christine M. Klaskin—Vice President, Finance(1)

•	Ozer Baysal—Chief Business Officer

•	Dr. Robert B. Stein—Former President, Research & Development(2)

•	Karen H. Valentine—Chief Legal Officer and General Counsel

(1)	Mr. Ballantyne served as our Chief Financial Officer until resigning effective July 29, 2016. Since that time, Ms. Klaskin has served as our principal financial officer.
(2)	Effective April 1, 2017, Dr. Stein retired as our President of R&D and became a senior R&D advisor to the Company.

Executive Summary

Our executive compensation program is designed to attract and retain the highest caliber talent, reward strong performance and align incentives with the creation of long-term stockholder value, taking into consideration the Company’s resource constraints. The short-term compensation (base salary and target annual incentive bonuses) of our named executive officers is positioned at approximately the 50th percentile of our compensation peer group, and our long-term incentive programs are designed to preserve our cash resources, promote long-term decision-making and value creation and reward stock price appreciation.

Our performance in 2016 met our annual goals in the aggregate, despite challenging circumstances, including limited financial and human resources, aggressive timelines and third-party competition. As more specifically described below, during 2016 we:

•	Initiated Phase 1 clinical trials for antibody candidates targeting CTLA-4, GITR (with Incyte) and OX40 (with Incyte);

•	Advanced our autologous synthetic vaccine candidate, ASV, towards the clinic, which commenced Phase 1 in the first quarter of 2017;

•	Advanced our partnership with Merck Sharpe & Dohme (“Merck”) with the selection of a lead product candidate;

•	Completed the integration of our antibody manufacturing pilot plant acquired from Xoma Corporation; and

•	Continued to build our team and expand our internal capabilities by recruiting top-tier talent across the broad spectrum of our business.

We believe that our incentive compensation programs were administered in a manner consistent with our operating performance, long-term objectives, and compensation philosophy. Based on the Company’s overall performance in 2016, the annual incentive bonuses paid to our named executive officers (other than Mr. Ballantyne) for 2016 performance ranged from 114% to 154% of their target bonus amounts, and the remaining 50% of the performance-vesting stock options granted to our named executive officers in 2015 vested during 2016 based on the achievement of the pre-established regulatory milestones discussed below.

Compensation Philosophy

Our executive compensation program is designed to attract and retain the highest caliber executive talent and reward and align incentives with the creation of long-term stockholder value, while effectively managing the risks and challenges inherent to a biotechnology company of our size and stage of development. We offer a compensation package that combines short- and long-term components, cash and equity, and fixed and variable payments, in proportions that we believe appropriately incentivize our executives to achieve the following goals:

•	create long-term stockholder value;

•	build a creative and high-performing team whose members understand and share our business objectives and ethical and cultural values and retain these key team members;

•	demonstrate leadership and innovation in the identification, development, and commercialization of product candidates that fit our strategic objectives;

•

effectively manage the multiple dimensions of our business, from research and development, through clinical trials, manufacturing, strategic alliances, and all aspects of our operations in order to maximize the value of each dollar deployed; and

•	identify and address our short- and long-term financing requirements in a highly strategic and creative manner, and deploy available funds for the maximum benefit to our stockholders.

Our general philosophy is to emphasize equity over cash compensation and long-term over short-term compensation. Our executive compensation program not only aims to be competitive in our industry, but also to be fair relative to other professionals within our organization. Our executives’ base salary, target annual bonus levels, and target annual long-term incentive award values are set at levels that are competitive with those of our peer group. Executives have the opportunity to earn above-market pay for above-market performance as measured against our peer group. See “Competitive Market Review” below for further information on our peer group.

We continually review our executive compensation program in order to ensure that it rewards our executives for achieving our goals and objectives in a manner consistent with our philosophy and values and at levels that are competitive with our peer group. In designing our executive compensation program, we also seek to reward executive decisions that are consistent with the Company’s goals and objectives and that deliver positive stockholder returns. We evaluate and reward our executives based on the Company’s performance, their contribution to the achievement of short- and long-term goals and objectives, and their ability to take advantage of unique opportunities and overcome difficult challenges within our business. We believe that our mix of short-term and long-term incentives, and our process of evaluating performance results, assist us in managing risk-taking that may result from our compensation program and aligning our employees’ behavior with our overall business plan and the interests of our stockholders. Our Compensation Committee has concluded that our current compensation programs present no risk that is reasonably likely to have a material adverse effect on the Company.

At the Company’s 2014 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory vote (a “say-on-pay” vote) on the compensation of our executive officers as disclosed in our proxy statement for that meeting. Our stockholders approved the say-on-pay proposal by an affirmative vote of 96.2% of the votes cast on that proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and this approach has not changed since the 2014 Annual Meeting of Stockholders. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our named executive officers.

At the Company’s 2011 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory vote (a “say-on-frequency” vote) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Our stockholders approved a proposal to hold say-on-pay votes once every three years. Accordingly, our Board adopted a policy to hold say-on-pay votes every three years until the next required “say-on-frequency” advisory vote, which is to be held at our 2017 Annual Meeting of Stockholders. As a result, our stockholders will have the opportunity to vote on both “say-on-pay” and “say-on-frequency” proposals this year at our 2017 Annual Meeting of Stockholders.

Competitive Market Review

The market for top-tier executive talent in the biotechnology industry is highly competitive. In order to attract and retain a superior leadership team we need to draw upon a pool of talent that is highly sought-after by both large and established pharmaceutical and biotechnology companies in and outside our geographic area and by other life science companies.

We believe we have a competitive advantage in our ability to offer significant upside potential through stock options and other equity-based awards. In addition, we offer market-competitive cash compensation levels through base salaries and cash bonus opportunities. We also compete on the basis of our vision of future success, our culture and values, the cohesiveness and productivity of our teams, and the excellence of our scientists and management personnel.

In order to succeed in attracting highly-talented executives, we continuously monitor market trends and draw upon surveys prepared by Radford, our Compensation Committee’s independent compensation consultant, custom research developed by Radford, and other nationally-recognized surveys. Our Compensation Committee reviews data that analyzes various cross-sections of our industry as well as relevant geographical areas.

Market References: How We Define Market and How We Use Market Compensation Data. Our Compensation Committee has engaged Radford since 2016 as its independent compensation consultant to evaluate our executive compensation program and compare it to levels in the market. Prior to 2016, our Compensation Committee engaged Independent Stock Plan Advisors, LLC (“ISP”) as its independent compensation consultant.

Defining the Market. For 2016, we used two market references to evaluate our executive compensation program against those in the market:

1.	Radford Global Life Sciences Survey conducted by Radford: A national survey of executive compensation levels and practices that covers approximately 1,900 positions in more than 700 life science organizations. We focused primarily on a pre-determined subset of companies with between 150 and 499 employees.

2.	Proxy data derived from a peer group of biotechnology companies of a similar size, market capitalization, development stage and therapeutic focus. On an annual basis, our compensation consultant recommends, and our Compensation Committee approves, a group of comparable companies as our peer group. In switching from ISP to Radford in 2016, our Compensation Committee worked closely with Radford to review, evaluate and develop our peer group with an emphasis on biotechnology and pharmaceutical companies with a similar headcount and market capitalization. Based on discussions with, and the recommendation of, Radford, the Compensation Committee ultimately selected a peer group for 2016 that removed 11 companies from the prior year’s peer group and added 12 new companies. The 11 companies removed from the 2015 peer group each had a relatively low headcount and/or market capitalization. Our peer groups for 2015 and 2016 were as follows:

2015 Peer Group	2016 Peer Group
ArQule, Inc.	Aduro Biotech, Inc.
Array BioPharma Inc.	Array BioPharma Inc.
AVEO Pharmaceuticals, Inc.	Celldex Therapeutics, Inc.
BioCryst Pharmaceuticals, Inc.	Clovis Oncology, Inc.
Cell Therapeutics, Inc.	CTI BioPharma Corp.
Curis, Inc.	Cytokinetics, Incorporated
Cytokinetics, Incorporated	Dynavax Technologies Corporation
GTx, Inc.	Five Prime Therapeutics, Inc.
Idera Pharmaceuticals, Inc.	ImmunoGen, Inc.
Immunomedics, Inc.	Immunomedics, Inc.
Infinity Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.
Omeros Incorporated	Inovio Pharmaceuticals, Inc.
Pain Therapeutics, Inc.	MacroGenics, Inc.
Peregrine Pharmaceuticals, Inc.	NewLink Genetics Corporation
Sunesis Pharmaceuticals, Inc.	Omeros Incorporated
Synta Pharmaceuticals Corp.	OncoMed Pharmaceuticals, Inc.
Vical, Inc.	Peregrine Pharmaceuticals, Inc.
ZIOPHARM Oncology, Inc.	Rigel Pharmaceuticals, Inc.
Zogenix, Inc.

Determining Market Levels and Specific Comparisons. We compare our practices and amounts of compensation against our peer group by each compensation component (measured at target in the case of annual and long-term incentive opportunities) and by total annual compensation. The comparisons made in this process are used to determine our approximate position relative to the appropriate market reference by compensation component and in total.

Total Compensation

We intend to continue our strategy of compensating our named executive officers at competitive levels, with the opportunity to earn above-market pay for above-market performance. We will continue to emphasize long-term equity incentives and performance-based incentive compensation delivered in the form of equity-based awards to maintain our competitive pay philosophy.

For 2016, the total compensation for our named executive officers generally fell between the 50th and 60th percentile of total compensation paid to executives holding equivalent positions in our peer group. For this purpose, total compensation includes annual base salary, target annual incentive bonus and the grant date value of equity awards. We believe that the total compensation for our named executive officers was reasonable in the aggregate given our corporate performance and our financial circumstances.

The competitive posture of our actual annual compensation paid or earned versus the market references will vary year to year based on Company and individual performance, as well as the performance of our peer group and their respective level of annual performance bonus awards made to their executives. We expect to continue targeting total compensation at approximately the 50th percentile of our peer group, with an emphasis on performance-based variable compensation. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual incentive bonuses, long-term equity-based incentive compensation, and certain other benefits.

Role of Our Compensation Committee

Our Compensation Committee approves, administers, and interprets our executive compensation and benefit programs, including awards that have been made to executives under our 1999 Equity Incentive Plan (as amended) and under our Amended and Restated 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”). Our Compensation Committee is appointed by our Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. Our Compensation Committee is comprised of Mr. Jordan (Chair), Mr. Corvese and Mr. Wright.

Our Compensation Committee ensures that our executive compensation program is consistent with our compensation philosophy and our Governance Guidelines, and determines the executive compensation packages offered to our executives.

Executive Compensation Program

Components of our Compensation Program

Our compensation program consists of the following four components (each described in more detail below):

•	Short-term compensation (including base salary and annual incentive bonuses);

•	Long-term incentives;

•	Benefits; and

•	Severance compensation and termination protection.

To determine levels of overall executive compensation, the Compensation Committee balances individual, functional area, and company-wide goals and achievements. For purposes of setting the annual goals under our annual bonus program, each executive participates in establishing the objectives of our Company as a whole and offers his or her views as to the goals of each functional area, insofar as those goals impact the individual executive’s own functional area. After the end of the relevant year, we also ask our executives to provide feedback not only on their own performance and that of their particular functional area, but also of other functional areas and our entire organization. We see this process both as the optimal way of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management. Final goals and objectives for our annual bonus program are approved by the Board.

In 2016, our Company goals included:

•	Initiate randomized clinical trials with Prophage in ndGBM;

•	Initiate Phase 1 clinical trials for antibody candidates targeting CTLA-4 and GITR (with Incyte);

•	Initiate Phase 1 clinical trial with ASV;

•	Advance certain discovery programs through nomination of lead candidates;

•	Execute strategic partnerships;

•	Raise funds required to aggressively advance our strategic initiatives and key programs;

•	Complete the integration of our antibody manufacturing pilot plant acquired from Xoma Corporation;

•	Close key capability gaps and continue to grow the organization with world class talent; and

•	Sustain high levels of employee engagement, motivation, communication and retention.

At the end of each year, our executives and our Compensation Committee evaluate the achievement of the Company’s goals and objectives and begin discussions regarding goals and objectives for the next year. Incentive compensation, based on the achievement of goals and objectives, may be awarded in the form of an annual incentive bonus and/or equity-based awards. Equity-based awards are used to align the interests of our executives with those of our stockholders and to promote a long-term performance perspective and progress toward achieving our long-term goals and objectives.

The general structure of our compensation programs for executive officers is consistent with that of non-executive members of the Agenus management team.

Short-Term Compensation.

Our short-term compensation program consists of base salary and annual incentive bonuses. Base salary will typically be used to recognize the experience, skills, knowledge, and responsibilities required of each officer, as well as competitive market conditions.

Base Salary: Base salaries for our executives are generally positioned at or around the 50th percentile of our peer group (see “Competitive Market Review” above for further information on our peer group). In establishing the base salaries of our executive officers, our Compensation Committee (with input from our Chief Executive Officer, other than with respect to his own base salary) takes into account a number of factors, including the executive’s seniority, position and functional role, and level of responsibility.

We also consider the following factors when determining base salary:

•

For newly-hired personnel, we consider the base salary of the individual at his or her prior employer and any unique personal circumstances that motivated the executive to leave that prior position and join Agenus. In addition, we consider the competitive market for corresponding positions within our peer group.

•

For individuals who are newly-promoted to a position, we consider the competitive market and their prior salary and experience. Where these individuals may not have the same level of experience at the time of promotion as a counterpart hired from outside the Company, we may implement a multi-step approach to bringing their base salaries in line with targeted levels. Base salary increases at each of these steps will be contingent on the continued strong performance of the individual.

The base salaries of our named executive officers are reviewed on an annual basis, and adjustments are made to reflect performance-based factors, as well as competitive market conditions. Increases are considered within the context of our overall annual financial position before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine base salary increases. In June 2016, the Compensation Committee approved a base salary increase for Dr. Stein effective as of July 1, 2016, as described below under “Compensation Actions for our Named Executive Officers.” Base salaries for all of our other named executive officers were unchanged in 2016.

Annual Incentive Bonuses: Annual incentive bonuses for our named executive officers are based on achievement of the Company’s goals and objectives as well as individual performance as outlined in our Executive Incentive Plan. Each executive is eligible to receive an annual incentive bonus ranging from 0-200% of his or her target bonus based on the Compensation Committee’s evaluation of the achievement of Company goals and objectives and such individual’s performance. The Company’s annual goals and objectives are set at the beginning of each year and are reviewed and approved by the Compensation Committee and the Board. At the end of the year, management prepares a report outlining the extent to which Company goals and objectives were achieved and presents that report to the Compensation Committee along with a recommendation on the named executive officers’ annual incentive bonus payout levels, as a percentage of their target bonuses. The Compensation Committee evaluates the report, along with any relevant supporting documentation, and considers it in the context of any change in facts or circumstances that could have impacted goal attainment throughout the year. From time to time, the Compensation Committee may request supplemental information from management to support its evaluation. Based on this evaluation, as well as the Company’s available financial resources, the Compensation Committee determines the appropriate level for the named executive officers’ annual incentive bonus payouts. There is no quantifiable formula or weighting of goals. As a result, the Compensation Committee exercises discretion in establishing the level of the named executive officers’ bonus payout, taking into account the level of achievement of the Company goals as a whole. Once determined, the recommended bonus payout level is applied to each named executive officer’s target bonus percentage to establish his or her annual incentive bonus payout. The Compensation Committee may exercise further discretion to adjust the actual bonus paid to any individual named executive officer based on his or her individual performance and impact on the Company’s overall performance (with input from our Chief Executive Officer, other than with respect to his own bonus), which it did in 2016.

For 2016, each of our named executive officers and other members of key management were eligible to receive a target annual incentive bonus, expressed as a percentage of his or her base salary. Target bonus amounts were set based on competitive benchmarks, the Committee’s assessment of overall Company performance and the individual’s unique contribution to the Company’s overall performance. In March 2016, the Compensation Committee increased Dr. Armen’s annual incentive bonus target from 50% to 60% of his base salary, as described below under “Compensation Actions for our Named Executive Officers.” Annual incentive bonus targets for all other named executive officers were unchanged in 2016.

In determining the annual incentive bonus payouts for our named executive officers for 2016, our Compensation Committee noted that the majority of the stated goals for 2016, as described above, were accomplished, as well as the following additional key company achievements:

•	Initiated Phase 1 clinical trial for an antibody candidate targeting OX40 (with Incyte);

•	Advanced our partnership with Merck, with the selection of a lead product candidate;

•	GSK filed for regulatory approval of its shingles vaccine candidate containing our QS-21 Stimulon in the United States, Canada and Europe;

•	Upgraded and expanded our capabilities at our antibody pilot plant manufacturing facility and recruited additional staff;

•	Established a research center in Cambridge, UK and closed our Jena, Germany facility, consolidating costs and transferring its technology to Cambridge; and

•	Recruited senior leadership in clinical development, including Jean-Marie Cuillerot, MD, our Chief Medical Officer.

Our Compensation Committee gave weight to the fact that these accomplishments were made in a challenging economic environment in which the management team was under substantial resource constraints, and that the accomplishments in 2016 were critical in advancing the development of our diverse portfolio, reducing our reliance on CMOs and effectively managing our cost structure. The range in individual annual incentive bonus payouts reflects each named executive officer’s unique contribution to the Company’s overall performance, as determined by the Compensation Committee. The table below shows the following for each of our named executive officers in 2016: target annual incentive bonus (as a percentage of base salary), actual annual incentive bonus received (as a percentage of base salary) and actual annual incentive bonus received (as a percentage of target). Mr. Ballantyne resigned effective July 29, 2016 and upon his resignation forfeited any entitlement to a 2016 annual incentive bonus.

Named Executive Officer	2016 Target Bonus (% of base salary)	2016 Actual Bonus (% of base salary)	2016 Actual Bonus (% of target)
Dr. Armen	60%	84%	141%
Mr. Ballantyne	40%	—	—
Mr. Baysal	40%	45%	114%
Ms. Klaskin	30%	41%	136%
Dr. Stein	40%	47%	118%
Ms. Valentine	40%	62%	154%

Long-Term Incentives.

Our long-term incentives consist of time-vesting and performance-vesting stock options, restricted stock grants and performance shares. During 2016, only stock options and performance shares were granted to our named executive officers. Performance shares reward performance and the achievement of key milestones that are important to our success. Stock options are performance-based because no value is created unless the value of our common stock appreciates after grant. We also grant stock options that are subject to performance-based vesting to further drive the achievement of key business objectives. Time-based restricted stock encourages employee retention by providing some level of value to executives who remain employed during the vesting period of the award. Equity-based awards also support an ownership culture and thereby encourage our executives to take actions that are best for the Company’s long-term success. Our Compensation Committee grants equity incentives to our executives and employees generally to enable them to participate in the long-term appreciation of our stockholder value, as well as to share the impact of any business and market setbacks. Unlike many companies in our industry, we have a practice of granting equity-based awards deep in our organization, believing that we will succeed if our employees feel invested in us, our business and our future.

Initial and Promotional Long-Term Incentive Grants:

The size of the initial long-term incentive grant made to executive officers upon joining the Company or to current employees being promoted to executive officer positions is primarily based on competitive considerations applicable to the executive’s specific position. In addition, the Compensation Committee considers the number of shares of common stock underlying equity-based awards held by other executives in comparable positions within our Company and has, with the assistance of its independent compensation consultant, established long-term incentive guidelines for specified categories of executives. We believe this strategy is consistent with the approach of other companies in our peer group and, in our Compensation Committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long-term.

Market Comparisons:

We use a number of methodologies to make external comparisons when we determine the number of options, shares of restricted stock and/or performance shares to be granted to each executive. On an individual basis, we compare:

•	the fair value of the grant, determined using methods that are consistent with the guidance in Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”);

•	the face value (i.e., the number of shares multiplied by grant date stock price) of the grant by position;

•	the face value of the grant as a multiple of base salary;

•	the number of shares of common stock underlying all options, restricted stock and/or performance shares granted by position;

•

the number of shares of common stock underlying all options, restricted stock and performance shares, in total, granted, and still held, by position as a percentage of total shares granted and of total common shares outstanding; and

•	the proportion of exercisable to non-exercisable awards held in total.

On a total Company basis, we analyze:

•	total annual equity burn rates;

•	total number of shares remaining in the approved pool under our 2009 Equity Incentive Plan; and

•	equity overhang.

We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

Ultimately, awards to named executive officers are driven by their and our Company’s performance over time, their ability to impact our results that drive stockholder value, their level within the organization, their potential to take on roles of increasing responsibility in our Company, and competitive equity award levels for similar positions and organization levels in our peer group. Equity-based awards are not granted automatically to our executives on an annual basis.

Certain Outstanding Awards:

2015 Grants:

In February 2015, the Compensation Committee approved grants of stock options to the Company’s named executive officers and the senior management team that vest according to the following schedule: (i) 70% of each grant vests quarterly over a three-year period from the date of grant; and (ii) 30% of each grant vests on the achievement of performance milestones (the “Milestone Portion”), subject, in each case, to the recipient’s continued employment or service with the Company. For each grant, 50% of the Milestone Portion will vest on the achievement of any one of the four performance milestones listed below, and the remaining 50% will vest on the achievement of any additional performance milestone listed below. The Milestone Portion of each grant is subject to a term of 30 months, such that any portion of the Milestone Portion that is not vested before the 30-month anniversary of the grant date will be forfeited. The performance milestones are as follows:

•	Completion of IND filings with the FDA for antibodies against any two of the following CPM targets on or before March 31, 2016: GITR, OX40, or CTLA-4;

•	Filing of a U.S. or European marketing application for GSK’s shingles vaccine;

•	Execution of a licensing, collaboration or special financing agreement advancing Prophage into a Phase 3 trial in newly diagnosed GBM; and

•	Achieving a market capitalization of $500 million or more for a period of 30 consecutive days.

On July 6, 2015, 50% of the Milestone Portion of the February 2015 grants vested when the Company’s market capitalization remained above $500 million for the 30th consecutive day.

On January 27, 2016, the remaining 50% of the Milestone Portion of the February 2015 grants vested when the Company completed its IND filing with the FDA for its antibody candidate targeting CTLA-4.

In July 2015, the Compensation Committee approved a company-wide performance share grant to all employees at the time, including all of our named executive officers, which are eligible to vest in one-third increments over the three-year period beginning on July 1, 2015 based on the achievement of certain key

Company milestones that are significant to the success of our business and the recipient’s continued employment or service with the Company through the vesting date. The Compensation Committee chose as the milestones what it believed to be key drivers of our business that will help create long-term value for our stockholders. Any portion of each performance share award that does not vest during the applicable year will be forfeited automatically at the end of such year.

On April 26, 2016, one-third of the July 2015 grant vested when we dosed our first patient in our Phase 1 clinical trial for our antibody candidate targeting CTLA-4. On April 19, 2017, an additional one-third of the July 2015 grant vested when we dosed our first patient in our Phase 1/2 clinical trial for our antibody candidate targeting PD-1.

2016 Grants:

On March 31, 2016, as part of a Company-wide award, each of our named executive officers received a grant of stock options, with an exercise price equal to the closing price of our common stock on the date of grant. These options vest as to one-third of the options on the first anniversary of the grant date and thereafter in quarterly installments, subject to the recipient’s continued employment or service with the Company. On this same date, the Compensation Committee approved an additional performance share grant to our named executive officers and the senior management team that are eligible to vest (if at all) in a single tranche on March 31, 2019 if upon the 90-day average closing price of our common stock on such date exceeds the thresholds described below, subject to the recipient’s continued employment or service with the Company through that date (the “March 2016 Performance Share Grants”). As part of the March 2016 Performance Share Grants, each recipient was granted a target number of performance shares, with any ultimate vesting to be achieved as follows: (i) if the 90-day average closing price is less than $10 per share, no portion of the award will vest and the performance share awards will be forfeited in their entirety; (ii) if the 90-day average closing price is equal to $10 per share, 50% of each individual’s target award will vest immediately; (iii) if the 90-day average closing price is equal to $15 per share, 100% of each individual’s target award will vest immediately; (iv) if the 90-day average closing price is $20 per share or greater, 150% of each individual’s target award will vest immediately; and (v) if the 90-day average closing price is between $10 per share and $20 per share, a proportionate number of shares will vest immediately, determined on a straight-line basis. In the event of a change of control of the Company prior to March 31, 2019, the March 2016 Performance Share Grants are subject to vesting solely based upon the per share stock price in the change of control transaction and the above share price targets; if the per share price is less than $10 per share, no portion of the awards will vest and the awards will be forfeited in their entirety. Finally, certain of our named executive officers received supplemental grants of stock options. The 2016 equity grants for each of our named executive officers are described in more detail below under “Compensation Actions for our Named Executive Officers.” In connection with Mr. Ballantyne’s resignation, he forfeited all of his 2016 grants.

Benefits.

We provide the following benefits to our named executive officers generally on the same basis as the benefits provided to all of our employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short- and long-term disability;

•	Flexible spending accounts;

•	401(k) plan; and

•	Employee Stock Purchase Plan.

We believe that these benefits are consistent with those offered by companies against which we compete for talent.

We have also provided personal health-related benefits to our named executive officers from time to time, including certain benefits to Dr. Stein as described in the Summary Compensation Table. In 2016, we also provided Dr. Armen with an allowance to use a private aircraft for business and/or personal travel, and we provided Dr. Stein with a housing allowance, access to Company housing, a company automobile, financial planning and advisory services, and we reimbursed him for relocation expenses, all as described below. We provided these benefits to Dr. Stein in order to allow him to focus on his duties as our President of R&D without the disruption associated with having to relocate his home, which we believe, in turn, will increase long-term stockholder value.

Severance Compensation and Termination Protection.

We have employment and change of control agreements with Dr. Armen and Ms. Valentine. Mr. Baysal and Ms. Klaskin participate in our executive change of control plan. These agreements provide for severance compensation to be paid if the executive’s employment is terminated under certain conditions, such as in connection with a change of control of the Company or a termination without cause by us, each as is defined in the respective agreements or plan. We previously had an employment and change of control agreement with Dr. Stein; however, this was superseded by a severance agreement and a consulting agreement when Dr. Stein retired as President of R&D and became a senior R&D advisor effective April 1, 2017. Dr. Stein’s severance agreement and consulting agreement are described below under “Compensation Actions for our Named Executive Officers.”

The employment and change of control agreements and the executive change of control plan, as applicable, between the Company and our named executive officers (other than Dr. Stein and Mr. Ballantyne) and the related severance compensation provisions are designed to meet the following objectives:

•

Change of Control: As part of our normal course of business, we may engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, a merger or sale of the Company may be in the best interests of our stockholders. We provide severance compensation if a named executive officer’s employment is terminated following a change of control transaction in order to maintain management continuity in the event a potential transaction is announced and to promote the ability of our named executive officers to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.

•

Termination without Cause: If we terminate the employment of a named executive officer who is party to an employment and change of control agreement without cause, or the executive resigns due to a compensation reduction or, in the case of Dr. Armen, for other good reason as defined in the applicable agreement, we are obligated to continue to pay the executive’s base salary, bonus, and medical and dental benefits for a defined period, as well as to provide outplacement services. We believe this is appropriate because the terminated executive would be bound by confidentiality, non-solicitation and non-competition provisions following such termination. In addition, having a mutually agreed to severance package that is in place prior to any termination event provides us with more flexibility to make a change in senior management if we consider such a change to be in our and our stockholders’ best interests.

Compensation Actions for our Named Executive Officers

Compensation actions for 2016 reflect our Compensation Committee’s assessments of performance relative to Company goals and objectives and individual performance objectives, and comparisons against the market references described above.

Dr. Armen, our Chief Executive Officer, makes recommendations to our Compensation Committee as to individual compensation actions for our executives, including our named executive officers, but excluding himself. Our Compensation Committee works with our Vice President of Human Resources and Administration and our independent compensation consultant to determine the specific compensation actions for our named executive officers. Our Compensation Committee makes all final determinations regarding the compensation of our executive officers, including our named executive officers.

Our compensation actions for our Chief Executive Officer and our other named executive officers are summarized as follows:

Dr. Garo H. Armen—Chairman and Chief Executive Officer

Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Dr. Armen’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved an annual incentive bonus of $490,000 to reward Dr. Armen for his performance in 2015.

•	Annual Incentive Bonus Target: In March 2016, our Compensation Committee increased Dr. Armen’s annual incentive bonus target from 50% to 60% of his base salary.

•

Long-Term Incentives: In conjunction with a Company-wide award in March 2016, Dr. Armen was granted an option to purchase 555,000 shares of our common stock at an exercise price per share of $4.16, representing the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to his continued employment or service with the Company. In March 2016, Dr. Armen was granted performance shares with a target of 132,500 shares, which are eligible to vest (if at all) in a single tranche on March 31, 2019 (or an earlier change of control), based on the achievement of certain performance milestones as described above under “Long-Term Incentives” and his continued employment or service with the Company through the vesting date. In September 2016, Dr. Armen was granted an option to purchase 53,037 shares of our common stock at an exercise price per share of $6.77, representing the fair market value of a share of our common stock on the grant date. The option vests in a single tranche on the one-year anniversary of the grant date, subject to Dr. Armen’s continued employment or service with the Company through the vesting date. The September 2016 option grant was intended to replace an option that Dr. Armen previously held that expired by its terms without being exercised. After reviewing the Company’s performance and our achievement of our annual goals in 2015 and 2016, as described in herein and in our 2015 proxy statement, the Compensation Committee believed this additional option grant was appropriate to reward Dr. Armen’s performance and to keep his interests aligned with those of our stockholders.

•

Other Compensation: In 2016, the Compensation Committee approved an allowance of up to $150,000 for Dr. Armen to use private aircraft for business and/or personal travel. All personal use was treated as a perquisite and taxed accordingly.

Certain Compensation Actions in 2017:

•	Base Salary: In March 2017, our Compensation Committee increased Dr. Armen’s base salary by 4.3% from $575,000 to $600,000.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $485,000 to reward Dr. Armen for his performance in 2016.

C. Evan Ballantyne—Former Chief Financial Officer (resigned effective July 29, 2016)

Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Mr. Ballantyne’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved an annual incentive bonus of $86,100 to reward Mr. Ballantyne for his performance in 2015.

•

Long-Term Incentives: In conjunction with a Company-wide award in March 2016, Mr. Ballantyne was granted an option to purchase 75,000 shares of our common stock at an exercise price per share of $4.16, representing the fair market value of a share of our common stock on the grant date. The option had a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to his continued employment or service with the Company. In March 2016, Mr. Ballantyne was also granted performance shares with a target of 14,000 shares, which were eligible to vest (if at all) in a single tranche on March 31, 2019 (or an earlier change of control), based on the achievement of certain performance milestones, as described under “Long-Term Incentives” above, and his continued employment or service with the Company through the vesting date. These long-term incentive awards were forfeited in their entirety when Mr. Ballantyne resigned from the Company in July 2016.

Christine M. Klaskin—Vice President, Finance

Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Ms. Klaskin’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved an annual incentive bonus of $108,750 to reward Ms. Klaskin for her performance in 2015.

•

Long-Term Incentives: In conjunction with a Company-wide award in March 2016, Ms. Klaskin was granted an option to purchase 30,000 shares of our common stock at an exercise price per share of $4.16, representing the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to her continued employment or service with the Company. In March 2016, Ms. Klaskin was also granted performance shares with a target of 13,500 shares, which are eligible to vest (if at all) in a single tranche on March 31, 2019 (or an earlier change of control), based on the achievement of certain performance milestones, as described under “Long-Term Incentives” above, and her continued employment or service with the Company through the vesting date. In September 2016, Ms. Klaskin was granted an option to purchase 7,551 shares of our common stock at an exercise price per share of $6.77, representing the fair market value of a share of our common stock on the grant date. The option vests in a single tranche on the one-year anniversary of the grant date, subject to Ms. Klaskin’s continued employment or service with the Company through the vesting date. The September 2016 option grant was intended to replace an option that Ms. Klaskin previously held that expired by its terms without being exercised. After reviewing the Company’s performance and our achievement of our annual goals in 2015 and 2016, as described in herein and in our 2015 proxy statement, the Compensation Committee believed this additional option grant was appropriate to reward Ms. Klaskin’s performance and to keep her interests aligned with those of our stockholders.

Certain Compensation Actions in 2017:

•	Base Salary: Our Compensation Committee made no change to Ms. Klaskin’s base salary for 2017.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $102,000 to reward Ms. Klaskin for her performance in 2016.

Ozer Baysal—Chief Business Officer

Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Mr. Baysal’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved an annual incentive bonus of $92,796 to reward Mr. Baysal for his performance in 2015.

•

Long-Term Incentives: In conjunction with a Company-wide award in March 2016, Mr. Baysal was granted an option to purchase 40,000 shares of our common stock at an exercise price per share of $4.16, representing the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to his continued employment or service with the Company. In March 2016, Mr. Baysal was also granted performance shares with a target of 13,500 shares, which are eligible to vest (if at all) in a single tranche on March 31, 2019 (or an earlier change of control), based on the achievement of certain performance milestones, as described under “Long-Term Incentives” above, and his continued employment or service with the Company through the vesting date.

Certain Compensation Actions in 2017:

•	Base Salary: Our Compensation Committee made no change to Mr. Baysal’s base salary for 2017.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $95,000 to reward Mr. Baysal for his performance in 2016.

Dr. Robert B. Stein—Former President, Research & Development (retired April 1, 2017)

Compensation Actions in 2016:

•	Base Salary: Effective July 1, 2016, our Compensation Committee increased Dr. Stein’s base salary by 6% from $400,000 to $425,000.

•

Annual Incentive Bonus: In March 2016, our Compensation Committee approved an annual incentive bonus of $249,600 to reward Dr. Stein for his performance in 2015, less the $100,000 previously paid in July 2015 for his performance in the first half of 2015.

•

Long-Term Incentives: In conjunction with a Company-wide award in March 2016, Dr. Stein was granted an option to purchase 250,000 shares of our common stock at an exercise price per share of $4.16, representing the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to his continued employment or service with the Company. In March 2016, Dr. Stein was also granted performance shares with a target of 34,000 shares, which are eligible to vest (if at all) in a single tranche on March 31, 2019 (or an earlier change of control), based on the achievement of certain performance milestones, as described under “Long-Term Incentives” above, and his continued employment or service with the Company through the vesting date.

•

Other Compensation: In December 2015, the Compensation Committee approved allowances of up to $80,000 for Dr. Stein over a 12-month period, comprised of a housing allowance of up to $6,000 per month for his primary residence in New York and exclusive use of a company automobile at a lease rate of $1,250 per month. The Compensation Committee also approved the following for Dr. Stein in 2016: (i) payments to a third-party financial planning and advisor service, (ii) use of a corporate apartment near the Company’s Lexington, MA office, (iii) payment of relocation expenses from Brooklyn, NY to New York, NY totaling approximately $20,000, (iv) use of a corporate apartment near the Company’s New York office and (v) payment of certain non-routine medical costs.

Certain Compensation Actions in 2017:

•	Base Salary: Our Compensation Committee made no change to Dr. Stein’s base salary for 2017.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $200,000 to reward Dr. Stein for his performance in 2016.

•

Other: Effective April 1, 2017, Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company. The Company and Dr. Stein entered into a severance agreement and a consulting agreement, which superseded the terms of Dr. Stein’s employment and change of control agreement. Pursuant to the severance agreement, the Company immediately paid Dr. Stein $250,000 and agreed to pay the full premium of Dr. Stein’s participation in the Company’s medical and dental insurance plans for 15 months. Pursuant to the consulting agreement, Dr. Stein will be paid a monthly retainer of approximately $35,400. The consulting agreement has an initial term of 15 months, which may be extended by mutual agreement, and can only be terminated by mutual consent or by the Company in the event Dr. Stein breaches the agreement or is unable to perform services for the Company. Dr. Stein’s equity awards will continue to vest during the term of the consulting agreement. In the event there is a change of control of the Company during the term of the consulting agreement, the vesting on all of Dr. Stein’s stock options would be accelerated in full immediately.

Karen H. Valentine—Chief Legal Officer and General Counsel

Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Ms. Valentine’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved an annual incentive bonus of $220,320 to reward Ms. Valentine for her performance in 2015.

•

Long-Term Incentives: In conjunction with a Company-wide award in March 2016, Ms. Valentine was granted an option to purchase 140,000 shares of our common stock at an exercise price per share of $4.16, representing the fair market value of a share of our common stock on the grant date. The option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to her continued employment or service with the Company. In March 2016, Ms. Valentine was also granted performance shares with a target of 27,500 shares, which are eligible to vest (if at all) in a single tranche on March 31, 2019 (or an earlier change of control), based on the achievement of certain performance milestones, as described under “Long-Term Incentives” above, and subject to her continued employment or service with the Company through the vesting date. In September 2016, Ms. Valentine was granted an option to purchase 2,083 shares of our common stock at an exercise price per share of $6.77, representing the fair market value of a share of our common stock on the grant date. The option vests in a single tranche on the one-year anniversary of the grant date, subject to Ms. Valentine’s continued employment or service with the Company through the vesting date. The September 2016 option grant was intended to replace an option that Ms. Valentine previously held that expired by its terms without being exercised. After reviewing the Company’s performance and our achievement of our annual goals in 2015 and 2016, as described in herein and in our 2015 proxy statement, the Compensation Committee believed this additional option grant was appropriate to reward Ms. Valentine’s performance and to keep her interests aligned with those of our stockholders.

Certain Compensation Actions in 2017:

•	Base Salary: In March 2017, our Compensation Committee increased Ms. Valentine’s base salary by 2.9% from $340,000 to $350,000.

•	Annual Incentive Bonus: In March 2017, our Compensation Committee approved an annual incentive bonus of $210,000 to reward Ms. Valentine for her performance in 2016.

Tax and Accounting Considerations

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. Last year, our stockholders approved the material terms of our 2009 Equity Incentive Plan and our 2016 Executive Incentive Plan to permit us, if desired, to pay compensation under those plans that are intended to be exempt from the deductibility limits of Section 162(m). In making compensation decisions, including those described above, the Compensation Committee considers the tax and accounting implications of its decisions, including the deductibility limits of Section 162(m). However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may, in its judgment, authorize, and has authorized, compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility. The Compensation Committee has not adopted a policy that compensation must be tax deductible or have the most favorable accounting treatment to the Company.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

By the Compensation Committee,

Wadih Jordan (Chair)

Brian Corvese

Timothy R. Wright

The Compensation Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Compensation Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

This table shows certain information about the compensation paid or awarded to, or earned by, our named executive officers for 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)		Bonus(5) ($)	Stock Awards(6) ($)		Option Awards(9) ($)		All Other Compensation(13) ($)	Total ($)
Garo H. Armen, Ph.D.(1)	2016	575,000		485,000	480,975	(7)	1,699,334	(10)	3,981	3,244,290
Chief Executive Officer	2015	544,538		490,000	—	(8)	833,099	(11)	8,271	1,875,908
	2014	502,360	(4)	420,000	—		1,336,213	(12)	—	2,258,573

C. Evan Ballantyne(2)	2016	235,981		—	50,820	(7)	197,075	(10)	—	483,876
Former Chief Financial Officer	2015	179,038		86,100	—	(8)	1,160,806	(11)	—	1,425,944

Christine M. Klaskin	2016	250,000		102,000	49,005	(7)	113,138	(10)	5,481	519,624
Vice President, Finance	2015	239,846		108,750	—	(8)	155,542	(11)	11,486	515,624
	2014	222,855		103,500	—		271,007	(12)	—	597,362

Ozer Baysal	2016	209,000		95,000	49,005	(7)	105,107	(10)	3,617	461,729
Chief Business Officer	2015	209,000		92,796	—	(8)	128,901	(11)	9,406	440,103
	2014	204,327		125,400	—		261,296	(12)	—	591,023

Robert Stein, Ph.D.(3)	2016	411,635		200,000	123,420	(7)	656,918	(10)	167,133	1,559,106
Former President, Research & Development	2015	373,654		249,600	—	(8)	413,144	(11)	101,559	1,137,957
	2014	323,827		300,000	—		807,065	(12)	121,637	1,552,529

Karen H. Valentine	2016	340,000		210,000	99,825	(7)	337,338	(10)	6,058	993,221
Chief Legal Officer and General Counsel	2015	319,692		220,320	—	(8)	304,274	(11)	12,659	856,945
	2014	289,214		200,000	—		354,192	(12)	—	843,406

(1)	As an employee-director, Dr. Armen receives no additional compensation for his service on the Board.
(2)	Mr. Ballantyne was hired on June 17, 2015 and resigned effective July 29, 2016. Mr. Ballantyne did not receive an annual incentive bonus for 2016.
(3)	Dr. Stein was hired on January 10, 2014 and retired as President of R&D and became a senior R&D advisor to the Company effective April 1, 2017.
(4)	Includes $79,200 paid in shares of our common stock in lieu of salary at Dr. Armen’s election, calculated based on the fair market value of the stock on the date of payment.
(5)	Annual incentive bonuses paid under our annual incentive plan. Dr. Stein’s 2014 bonus amount includes an additional $50,000 special bonus paid to Dr. Stein in 2014 for his performance in connection with our acquisition of 4-Antibody AG.
(6)	Amounts shown reflect the grant date fair value of performance shares determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures, using a Monte Carlo simulation model. Please see the notes to our consolidated financial statements on page 74 of our Annual Report on Form 10-K for the year ended December 31, 2016 for the assumptions used in valuing such awards. No stock awards were granted to our named executive officers during 2014.
(7)	Stock awards for 2016 include the grant date fair value of performance shares which may vest on March 31, 2019, based upon the 90-day average closing price of our common stock on such date, or on an earlier change of control based on the per share stock price in the change of control transaction, subject in each case to the named executive officer’s continued employment or service with the Company, as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards on the grant date, which assumed that all applicable performance conditions would be achieved in full. Mr. Ballantyne forfeited his performance shares upon his resignation from employment.

(8)	Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain milestones as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards on the grant date. Assuming the achievement of all applicable milestones, the grant date fair value of the 2015 awards would be $1,895,549 for Dr. Armen, $576,907 for Mr. Ballantyne, $274,717 for Ms. Klaskin, $344,492 for Mr. Baysal, $879,098 for Dr. Stein and $653,829 for Ms. Valentine, which represents the grant date fair values if the maximum number of performance shares were earned. Mr. Ballantyne forfeited his performance shares upon his resignation from employment.
(9)	Amounts shown reflect the grant date fair value of options awarded during each of 2014, 2015 and 2016 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see the notes to our consolidated financial statements on page 74 of our Annual Report on Form 10-K for the year ended December 31, 2016 for the assumptions used in valuing such awards. Mr. Ballantyne forfeited all of his unvested options upon his resignation from employment.
(10)	Option awards for 2016, which vest based on the named executive officer’s continued employment or service with the Company.
(11)	Option awards for 2015 include the grant date fair values of performance-based options granted in 2015 which vest based on the completion of certain milestones as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Amounts in the table with respect to these performance-based options are $123,556 for Dr. Armen, $18,019 for Ms. Klaskin, $20,078 for Mr. Baysal, $64,352 for Dr. Stein and $41,185 for Ms. Valentine, which would be $266,983 for Dr. Armen, $38,935 for Ms. Klaskin, $43,385 for Mr. Baysal, $139,054 for Dr. Stein and $88,994 for Ms. Valentine if all milestones were achieved at maximum levels.
(12)	Option awards for 2014 include the grant date fair values of performance-based options awarded in 2013 which vest based on the completion of certain milestones. Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Amounts in the table with respect to these performance-based options are $263,513 for Dr. Armen, $56,467 for Ms. Klaskin, and $75,290 for Ms. Valentine.
(13)	Please see the table below, which summarizes all other compensation for 2016.

Other Compensation

This table shows the components of the “All Other Compensation” received by our named executive officers in 2016.

Executive Officer	401(k) Match ($)	Housing and Car Allowances ($)		Other Benefits ($)		Total ($)
Garo H. Armen, Ph.D.	3,981	—		—		3,981
Christine M. Klaskin	5,481	—		—		5,481
Ozer Baysal	3,617	—		—		3,617
Robert Stein, Ph.D.	—	110,622	(1)	56,511	(2)	167,133
Karen H. Valentine	6,058	—		—		6,058

(1)	Represents (i) use of a corporate apartment near the Company’s headquarters in Lexington, MA, valued at the full rental cost of the apartment, including utilities, for the days it was used by Dr. Stein, (ii) a housing allowance for Dr. Stein’s primary residence in Brooklyn, New York (prior to him moving), (iii) relocation expenses in moving from Brooklyn, NY to New York, NY that were reimbursed by the Company, (iv) use of a corporate apartment near the Company’s New York, NY office, valued at the full rental cost of the apartment, including utilities, for the days it was used by Dr. Stein, and (v) personal use of a Company automobile valued at the full monthly lease rate paid by the Company.

(2)	Includes (i) payments made by the Company on Dr. Stein’s behalf in 2016 to a third party financial planning and advisory service, (ii) certain supplemental medical costs paid by the Company for Dr. Stein in connection with non-routine medical care needed by Dr. Stein and (iii) expense reimbursements in excess of the Company’s travel and expense policy for a first class airline ticket and meal reimbursements above the daily allowance.

Grants of Plan-Based Awards for 2016

This table shows our grants of plan-based awards to our named executive officers in 2016. The awards listed below were all granted under our 2009 Equity Incentive Plan. The exercise price of all stock options granted during 2016 was equal to the closing market price of the Company’s common stock on the date of the grant.

Executive Officer	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards Threshold (#)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Garo H. Armen, Ph.D.	3/31/2016	(1)				555,000	4.16	1,458,358
Chief Executive Officer	3/31/2016	(2)	66,250	132,500	198,750			480,975
	9/16/2016	(3)				53,037	6.77	240,976

C. Evan Ballantyne	3/31/2016	(1)				75,000	4.16	197,075
Former Chief Financial Officer	3/31/2016	(2)	7,000	14,000	21,000			50,820

Christine M. Klaskin	3/31/2016	(1)				30,000	4.16	78,830
Vice President, Finance	3/31/2016	(2)	6,750	13,500	20,250			49,005
	9/16/2016	(3)				7,551	6.77	34,308
	3/31/2016	(1)				40,000	4.16	105,107

Ozer Baysal	3/31/2016	(2)	6,750	13,500	20,250			49,005
Chief Business Officer	3/31/2016	(1)				250,000	4.16	656,918

Robert Stein, Ph.D.	3/31/2016	(2)	17,000	34,000	51,000			123.420
Former President, Research & Development

Karen H. Valentine	3/31/2016	(1)				140,000	4.16	367,874
Chief Legal Officer and General Counsel	3/31/2016	(2)	13,750	27,500	41,250			99.825
	9/16/2016	(3)				2,083	6.77	9,464

(1)	Options have a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to the named executive officer’s continued employment or service with the Company. Mr. Ballantyne forfeited his options upon his resignation from employment.
(2)

Performance shares vest on March 31, 2019 based upon the 90-day average closing price of our common stock on such date, or on an earlier change of control based on the per share stock price in the change of control transaction, subject in each case to the named executive officer’s continued employment or service with the Company, as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” The number of shares listed in the “Threshold” column represents the number of shares that will vest if the $10 per share stock price milestone is achieved, the number of shares listed in the “Target” column represents the number of shares that will vest if the $15 per share stock price milestone is achieved, and the number of shares listed in the “Maximum” column represents the number of shares that will vest if the $20 per share stock price milestone is achieved. In the event that the stock price milestone is achieved at a price between $10 per share and $20 per share, the number of shares that will vest will be determined on a straight-line basis between the threshold and target or target and maximum amounts, as applicable. Mr. Ballantyne forfeited his performance shares upon his resignation from employment.
(3)	Option vests on the one-year anniversary of the grant date, subject to the named executive officer’s continued employment or service with the Company.
(4)	Represents the grant date fair value of stock options and performance shares granted during 2016 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards on the grant date, which assumed that all applicable performance conditions would be achieved in full. See notes (6) and (9) to the Summary Compensation Table for the assumptions used in determining the grant date fair value of these awards.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table shows outstanding equity awards for the named executive officers as of December 31, 2016:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Garo H. Armen, Ph.D.	87,500	—		9.48	7/16/19	—	—		—
	35,200	—		13.62	9/12/17	—	—		—
	42,500	—		9.42	9/10/18	—	—		—
	58,333	—		4.50	1/26/20	—	—		—
	81,654	—		6.30	1/4/21	—	—		—
	119,178	—		3.36	9/14/21	—	—		—
	250,000	—		5.34	6/14/22	—	—		—
	200,000	—		3.61	6/13/23	—	—		—
	140,000	—		2.72	9/12/23	—	—		—
	458,337	41,663	(5)	3.00	2/14/24	—	—		—
	108,000	70,000	(7)	5.04	2/12/25	—	—		—
	72,000	—		5.04	8/12/17	—	—		—
	—	—		—		—	143,930	(2)	592,992
	—	555,000	(11)	4.16	3/31/2026	—	—		—
	—	—		—	3/31/2019	—	198,750	(10)	818,850
	—	53,037	(9)	6.77	9/16/2026	—	—		—
		—		—		—	—		—

C. Evan Ballantyne	—	—		—	—	—	—		—

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Christine M. Klaskin	4,537	—		9.48	7/16/19	—		—		—
	8,150	—		13.62	9/12/17	—		—		—
	8,333	—		9.42	9/10/18	—		—		—
	12,500	—		4.50	1/26/20	—		—		—
	6,666	—		6.30	1/4/21	—		—		—
	16,563	—		3.36	9/14/21	—		—		—
	56,250	—		5.34	6/14/22	—		—		—
	32,500	—		3.61	6/13/23	—		—		—
	30,000	—		2.72	9/12/23	—		—		—
	91,674	8.326	(5)	3.00	2/14/24	—		—		—
	24,294	10,206	(7)	5.04	2/12/25	—		—		—
	10,500	—		5.04	8/12/17	—		—		—
	—	—		—	—	—		20,860	(2)	85,943
	—	30,000	(11)	4.16	3/31/2026	—				—
	—	—		—	03/31/2019	—		20,250	(10)	83,430
		7,551	(9)	6.77	09/16/2026	—		—		—

Ozer Baysal	18,750	6,250	(3)	4.24	1/2/23	—		—		—
	18,750	6,250	(4)	3.84	4/1/23	—		—		—
	—	—		—	1/2/23	6,250	(3)	—		25,750
	47,500	—		3.61	6/13/23	—		—		—
	40,000	—		2.72	9/12/23	—		—		—
	79,475	7,225	(5)	3.00	2/14/24	—		—		—
	15,925	11375	(7)	5.04	2/12/25	—		—		—
	11,750	—		5.04	8/12/17	—		—		—
	—	—		—	—	—		26,158	(2)	107,770
	—	40,000	(11)	4.16	3/31/2026
					3/31/2019			20,250	(10)	83,430

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Karen H. Valentine	4,687	—		9.48	7/16/19	—	—		—
	5,000	—		12.18	12/4/16	—	—		—
	8,150	—		13.62	9/12/17	—	—		—
	8,333	—		9.42	9/10/18	—	—		—
	12,500	—		4.50	1/26/20	—	—		—
	14,740	—		6.30	1/4/21	—	—		—
	19,432	—		3.36	9/14/21	—	—		—
	75,000	—		5.34	6/14/22	—	—		—
	47,500	—		3.61	6/13/23	—	—		—
	40,000	—		2.72	9/12/23	—	—		—
	119,174	10,826	(5)	3.00	2/14/24	—	—		—
	42,669	23,331	(7)	5.04	2/12/25	—	—		—
	24,000	—		5.04	8/12/17	—	—		—
	—	—		—	—	—	49,646	(2)	204,542
	—	140,000	(11)	4.16	3/31/2026
					3/31/2019		41,250	(10)	169,950
	—	2,083	(9)	6.77	9/31/2026	—	—		—

Robert Stein, Ph.D.	75,000	75,000	(8)	3.14	1/10/24	—	—		—
	133,333	66,667	(6)	3.00	2/14/24	—	—		—
	51,044	36,456	(7)	5.04	2/12/25	—	—		—
	37,500	—		5.04	8/12/17	—	—		—
	—	—		—	—	—	66,750	(2)	275,010
	—	250,000	(11)	4.16	3/31/2026	—	—		—
	—	—		—	3/31/19	—	51,000		210,120

(1)	We valued the stock awards using the closing price of our common stock on The NASDAQ Capital Market on December 30, 2016, the last business day of 2016, which was $4.12 per share.
(2)	The performance shares vest based on the achievement of certain key Company performance milestones as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table represent the target number of performance shares.
(3)	The award vested on January 2, 2017.
(4)	The option vests on April 1, 2017, subject to the named executive officer’s continued employment or service with the Company.
(5)	The option vests on February 14, 2017, subject to the named executive officer’s continued employment or service with the Company.
(6)	The option vests on February 14, 2017, subject to the named executive officer’s continued employment or service with the Company.
(7)	The option vests in nine equal quarterly installments beginning February 12, 2017, subject to the named executive officer’s continued employment or service with the Company.

(8)	The option vests in two equal annual installments beginning January 10, 2017, subject to the named executive officer’s continued employment or service with the Company.
(9)	The option vests on September 16, 2017, subject to the named executive officer’s continued employment or service with the Company.
(10)	The performance shares vest on March 31, 2019 based upon the 90-day average closing price of our common stock on such date, or on an earlier change of control based on the per share stock price in the change of control transaction, as described above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives,” subject in each case to the named executive officer’s continued employment or service with the Company.
(11)	Option has a three-year vesting schedule where one-third of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal quarterly installments thereafter, subject to the named executive officer’s continued employment or service with the Company.

Option Exercises and Stock Vested for 2016

The following table shows information about performance shares that vested in 2016 and the value realized on those awards by our named executive officers in 2016. No stock options were exercised by our named executive officers in 2016.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(1)
Garo Armen	71,964	298,651
Charles E. Ballantyne	21,902	90,893
Christine M. Klaskin	10,429	43,280
Ozer Baysal	19,328	82,149
Robert Stein	33,375	138,506
Karen H. Valentine	24,822	103,011

(1)	Determined by multiplying the number of shares that vested by the closing price of our common stock on the date of vesting.

Pension Benefits for 2016

We do not have any plans providing for payments or other benefits to our named executive officers at, following, or in connection with, retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans for 2016

We do not have any nonqualified defined contribution plans or other deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or a change of control. Dr. Armen and Ms. Valentine are each currently party to employment and change of control agreements providing for payments in connection with such executive’s termination of employment or a change of control. Ms. Klaskin and Mr. Baysal are each subject to agreements under our executive change of control plan which provide for payments in connection with such executive’s termination of employment or a change of control. A “change of control” is defined in each of the agreements and plan generally as (i) the acquisition by any individual, entity or group of 50% or more of the common stock of the Company, (ii) a change in the incumbent Board such that incumbent directors cease to constitute at least a majority of our Board, (iii) a sale or other disposition of all or substantially all of the assets of the Company, or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. The following text and tables summarize the potential payments to each applicable named executive officer assuming that the triggering event occurred on December 31, 2016, the last day of our fiscal year.

Mr. Ballantyne did not receive any severance payments or benefits in connection with his resignation on July 29, 2016.

Effective April 1, 2017, Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company. The Company and Dr. Stein entered into a severance agreement and a consulting agreement, which superseded the terms of Dr. Stein’s employment and change of control agreement, the severance provisions of which were the same as those described below for Ms. Valentine (other than the gross-up provision contained in Ms. Valentine’s agreement). Pursuant to the severance agreement, the Company immediately paid Dr. Stein $250,000 and agreed to pay the full premium of Dr. Stein’s participation in the Company’s medical and dental insurance plans for 15 months. Pursuant to the consulting agreement, Dr. Stein will be paid a monthly retainer of approximately $35,400. The consulting agreement has an initial term of 15 months, which may be extended by mutual agreement, and can only be terminated by mutual consent or by the Company in the event Dr. Stein breaches the agreement or is unable to perform services for the Company. Dr. Stein’s equity awards will continue to vest during the term of the consulting agreement. In the event there is a change of control of the Company during the term of the consulting agreement, the vesting on all of Dr. Stein’s stock options would be accelerated in full immediately

Our Chief Executive Officer

Under Dr. Armen’s employment and change of control agreement, if we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason (each, as defined in his agreement), he is entitled to receive from the Company:

•	his base salary for a period of 18 months, plus a lump sum payment of 150% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;

•	coverage under our medical and dental plans for a period of 18 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment;

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Under Dr. Armen’s employment and change of control agreement, “good reason” means the occurrence of any of the following events:

(i)	failure to continue Dr. Armen in the position of Chief Executive Officer;

(ii)	a material and substantial diminution in the nature or scope of his responsibilities, duties or authority;

(iii)	a material reduction in his base salary or benefits; or

(iv)	relocation of Dr. Armen’s principal office, without his prior consent, to a location more than 30 miles away (in the event of a change of control).

Upon a change of control, 100% of any of Dr. Armen’s outstanding unvested performance shares immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above) and 50% of any of Dr. Armen’s outstanding unvested stock options as of the change of control date become vested and exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 24 months, we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive from the Company:

•	a lump sum payment of 24 months of base salary plus two times the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus,

•	coverage under our medical and dental plans for a period of 24 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code and

•

acceleration of vesting for all then-unvested stock options, performance shares (other than the March 2016 Performance Share Grant, which would have already vested or not based solely on the per share stock price in the change of control transaction) and shares of restricted stock as of the date of termination.

Additionally, under Dr. Armen’s employment and change of control agreement, he is subject to non-competition and non-solicitation restrictions for the greater of a period of 18 months post-termination or the period during which he is receiving post-termination payments from us.

Executive Benefits and Payments Upon Termination or Change of Control	Termination in Connection with a Change of Control* ($)	Termination without Cause or with Good Reason* ($)
Base Salary	1,150,000	862,500
Bonus Payment	970,000	727,000
Acceleration of Vesting of Equity	639,654	N/A
Perquisites and Other Personal Benefits	53,075	44,117
Gross-up Payments for Change of Control Excise Taxes	1,281,812	N/A
Total:	4,094,541	1,634,617

We used the following assumptions to calculate these payments:

•

The value associated with cashing out all stock options and performance shares that accelerate as a result of the event described in the table is based on a stock price of $4.12, which was the closing market price of our common stock on December 30, 2016, the last business day of 2016. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $4.12 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares that accelerate vest assuming maximum achievement. Upon a change of control without an associated termination of employment, the acceleration of vested equity would be valued at $616,322.

•

We assumed in each case that the termination of employment is without cause, Dr. Armen does not violate his non-competition or non-solicitation agreements with us following such termination, he does not receive medical and dental insurance coverage from another employer within two years of such termination, and he does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

•

Gross-up payments assume a December 31, 2016 change of control and termination date. For purposes of these payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination (including a tax gross-up in respect of outplacement services), and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $4.12 (the closing price of our common stock on December 30, 2016) over the exercise price per share under the option, multiplied by the number of shares subject to the option. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Other Named Executive Officers

Under Ms. Valentine’s employment and change of control agreement, if we terminate Ms. Valentine’s employment without cause or if Ms. Valentine terminates her employment following a material reduction in base salary or benefits (“Compensation Reduction”), Ms. Valentine is entitled to receive from the Company:

•	her base salary for a period of 12 months plus a lump sum payment of the higher of her target annual incentive bonus for the year of termination or her last actual annual incentive bonus,

•	coverage under our medical and dental plans for a period of 12 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment;

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested equity awards.

Under Ms. Valentine’s employment and change of control agreement, upon a change of control:

•

100% of any of Ms. Valentine’s outstanding unvested performance shares as of the change of control date immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above);

•

50% of any of Ms. Valentine’s outstanding unvested stock options and shares of restricted stock as of the change of control date become vested and exercisable, and in the case of shares of restricted stock, no longer subject to forfeiture; and

•

If a change of control occurs and, within 18 months, we terminate Ms. Valentine’s employment without cause or if Ms. Valentine terminates her employment for a Compensation Reduction or good reason (as defined below), Ms. Valentine is entitled to receive from the Company:

•	a lump sum payment of 18 months of base salary plus 150% of the higher of her target annual incentive bonus for that year or her last actual annual incentive bonus;

•	coverage under our medical and dental plans for a period of 18 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment;

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and

•	acceleration of vesting for all unvested stock options and shares of restricted stock as of the date of termination.

Under Ms. Valentine’s employment and change of control agreement, “good reason” means the occurrence of any of the following events:

(i)	relocation of Ms. Valentine’s principal office, without their prior consent, to a location more than 30 miles away;

(ii)	failure of the Company to continue Ms. Valentine in the position held immediately prior to the change of control; or

(iii)	a material and substantial diminution in the nature or scope of her responsibilities, duties or authority.

Under the change of control agreement with Ms. Klaskin, upon a change of control:

•

100% of any of Ms. Klaskin’s outstanding unvested performance shares as of the change of control date immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above);

•

50% of each of Ms. Klaskin’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and

•

If a change of control occurs and, within 18 months, we terminate Ms. Klaskin’s employment without cause or if Ms. Klaskin terminates her employment for good reason, she is entitled to receive from the Company:

•	a lump sum payment of 18 months of base salary plus 150% of the higher of her target annual incentive bonus for the year of termination or her last actual annual incentive bonus;

•	coverage under our medical and dental plans for 18 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment; and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change of control.

Under the change of control agreement with Mr. Baysal, upon a change of control:

•

100% of the his outstanding unvested performance shares as of the change of control date immediately vest (other than the March 2016 Performance Share Grant, which will vest based solely on the per share stock price in the change of control transaction as described above);

•

50% of the his outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and

•

If a change of control occurs and, within 18 months, we terminate the officer’s employment without cause or if the officer terminates his employment for good reason, he is entitled to receive from the Company:

•	a lump sum payment of 12 months of base salary plus 100% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;

•	coverage under our medical and dental plans for 12 months following the date of termination;

•	a lump sum payment of $10,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment; and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change of control.

Under the change of control agreement with Ms. Klaskin and Mr. Baysal, “good reason” means: (i) a material reduction in his/her base salary, benefits, duties or responsibilities; or (ii) relocation of his/her principal office, without his/her consent, to a location to a location more than 30 miles away.

Additionally, under Ms. Klaskin’s, Mr. Baysal’s and Ms. Valentine’s agreements, they are each subject to a non-competition and non-solicitation period for the greater of 12 months post-termination or the period during which the officer is receiving post-termination payments from us. Under Dr. Stein’s consulting agreement, he is subject to a non-competition period during the term of the agreement and for 12 months thereafter, and he is subject to a non-solicitation period during the term of the agreement and for two years thereafter.

The following table shows the payments that our named executive officers (other than Dr. Armen) would have been entitled to receive in the event of a termination of employment (i) in connection with a change of control and (ii) without cause or for compensation reduction or with good reason, in each case as of December 31, 2016:

		Termination in Connection with a Change of Control* ($)			Termination without Cause or For Compensation Reduction or with Good Reason* ($)
Executive Benefits and Payments Upon Termination or Change of Control	Dr. Stein(1)	Ms. Klaskin	Mr. Baysal	Ms. Valentine	Ms. Klaskin	Mr. Baysal	Dr. Stein(1)	Ms. Valentine
Base Salary	637,500	375,000	209,000	510,000	n/a	n/a	425,000	340,000
Bonus Payment	300,000	153,000	95,000	315,000	n/a	n/a	200,000	210,000
Acceleration of Vesting of Equity	423,177	95,268	143,363	216,667	n/a	n/a	n/a	n/a
Perquisites and Other Personal Benefits	55,106	19,557	12,385	51,648	n/a	n/a	39,588	40,180
Gross-up Payments for Change of Control ExciseTaxes	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total:	1,415,783	642,825	459,748	1,093,315	n/a	n/a	664,588	590,180

(1)	Represents the amounts Dr. Stein would have been entitled to receive under his employment and change of control agreement as in effect on December 31, 2016. For a description of the severance benefits Mr. Stein received in connection with his retirement, see the summary above.

*	We used the following assumptions to calculate these payments:

•

The value associated with cashing out all stock options and performance shares and, for Mr. Baysal, restricted shares that accelerate as a result of the event described in the table is based on a stock price of $4.12, which was the closing market price of our common stock on December 30, 2016, the last business day of 2016. Awards were valued based on the number of shares associated with the then-unvested portion each accelerated award multiplied by the difference between $4.12 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares that accelerate vest assuming maximum achievement. Upon a change of control without an associated termination of employment, the acceleration of vested equity would be valued at $349,094, $90,606, $125,567, and $210,604 for Dr. Stein, Ms. Klaskin, Mr. Baysal, and Ms. Valentine, respectively.

•

We assumed in each case that termination of employment is without cause, the executive does not violate his or her non-competition or non-solicitation agreements with us following such termination, the executive does not receive medical and dental insurance coverage from another employer within 18 months of such termination, and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

•

Assuming a December 31, 2016 change of control and termination date, Ms. Valentine would not receive a gross-up payment and none of our other named executive officers is entitled to a gross-up. For purposes of these payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination (including a tax gross-up in respect of outplacement services), and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $4.12 (the closing price of our common stock on December 30, 2016) over the exercise price per share under the option, multiplied by the number of shares subject to the option. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Change of Control Under Our 2009 Equity Incentive Plan

Under our 2009 Equity Incentive Plan, in the event of a change of control (as determined by the Board), the Board may make a provision for the continuation, acceleration or assumption or substitution of unvested options and restricted stock, or provide for a cash-out of outstanding awards.

DIRECTOR COMPENSATION

The following table shows the compensation paid or awarded to each non-employee director for his or her service as a non-employee director in 2016:

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Brian Corvese	70,000	79,030	—	149,030
Wadih Jordan	60,000	79,030	—	139,030
Shahzad Malik	57,500	79,030	—	136,530
Shalini Sharp	55,000	132,483	—	187,483
Ulf Wiinberg	37,500	171,921	—	209,421
Timothy Wright	102,500	79,030	—	181,530

(1)	Includes fees earned in 2016 but deferred pursuant to our Directors’ Deferred Compensation Plan (as amended).
(2)	Amounts shown reflect the grant date fair value of options awarded during 2016 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see the notes to our consolidated financial statements included on page 74 of our Annual Report on Form 10-K for the year ended December 31, 2016 for the assumptions used in valuing such awards. Each director was granted 35,000 options during 2016. Upon his election to the Board, Mr. Wiinberg was awarded 45,000 options.
(3)	Aggregate number of option awards held by each director as of December 31, 2016 was:

Brian Corvese	117,916
Wadih Jordan	113,750
Shahzad Malik	93,750
Shalini Sharp	221,749
Ulf Wiinberg	80,000
Timothy Wright	134,251

Employee directors do not receive any additional compensation for their service as a director. Each year, the Compensation Committee reviews the compensation we pay to our non-employee directors. The committee compares our Board compensation to compensation paid to non-employee directors by companies in our peer group, described above. The committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

Cash and Equity Compensation for Non-Employee Directors for 2016

Type of Fee
Annual retainer	$40,000
Additional annual retainer for Lead Director	$20,000
Additional annual retainer for Audit and Finance Committee Chair	$20,000
Additional annual retainer for Audit and Finance Committee member	$10,000
Additional annual retainer for Compensation Committee Chair	$20,000
Additional annual retainer for Compensation Committee member	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chair	$15,000
Additional annual retainer for Corporate Governance and Nominating Committee member	$7,500
Additional annual retainer for Business & Development Advisory Committee Chair	$15,000
Additional annual retainer for Business & Development Advisory Committee member	$7,500
Initial stock option grant(1)	45,000 shares
Annual stock option grant(2)	35,000 shares

(1)	Initial stock option grants vest over three years in equal annual installments. Any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his or her term.
(2)	Annual stock option grants vest entirely on the one-year anniversary of the grant date. Any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his or her term.

Agenus also reimburses non-employee directors for reasonable travel and out-of-pocket expenses in connection with his or her service as director.

Our Directors’ Deferred Compensation Plan (as amended) (the “DDCP”) permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service ends or until a specified date. A director may credit his or her deferred cash into an interest bearing account, an equity account, or a combination of both. As a matter of policy, directors are encouraged to elect to defer twenty-five percent of their cash compensation into an equity account under the DDCP.

The Board has adopted a policy guideline that encourages directors to hold 10,000 shares of our common stock within a reasonable period of time following their election or appointment to the Board. In addition to purchasing shares in the open market, directors may utilize the DDCP or the Agenus Board Compensation Policy, which allows directors to receive their compensation in stock, to acquire these shares. In accordance with the requirements of the DDCP, elections to defer compensation thereunder must be made prior to the end of the third quarter of the prior calendar year. In some cases, a director, due to securities law restrictions, may be unable to purchase such shares until such election takes effect.

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On May 1, 2017, Agenus had 99,118,911 shares of common stock issued and outstanding. The table below shows certain information about the beneficial ownership of Agenus common stock, as of May 1, 2017, by:

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of May 1, 2017, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after May 1, 2017 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors, any shares to be distributed under the DDCP. All shares that a person has a right to acquire within 60 days of May 1, 2017 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421.

Name of beneficial owner	Number of Issued Shares		Number of Shares Issuable		Total	Percent of Class
Garo H. Armen, Ph.D.(1)	1,490,441		2,238,383	(2)	3,728,824	3.7%
Wadih Jordan	—		197,591	(3)	197,591	*
Timothy R. Wright	1,666		217,756	(4)	219,422	*
Brian Corvese	—		107,499		107,499	*
Shalini Sharp	104,270	(5)	201,787		306,057	*
Shahzad Malik, M.D(6)	1,587,302		87,499		1,674,801	1.7%
Ulf Wiinberg	30,000		53,405	(7)	83,405	*
Christine M. Klaskin	59,512		326,876		386,388	*
Ozer Baysal	49,422		273,040		322,462	*
Robert Stein, Ph.D.	54,360		519,787		574,147	*
Karen H. Valentine	85,055		494,674		579,729	*
All current directors and executive officers as a group (11 persons)	3,462,028		4,718,297	(8)	8,180,325	7.9%

*	Less than one percent
(1)	Excludes shares owned through Antigenics Holdings LLC (“Holdings”). Dr. Armen is Chief Executive Officer, Chairman of the Board of Managers and a member of Holdings which owns 4,046 shares of our common stock.
(2)	Includes 284,785 shares issuable upon exercise of warrants.
(3)	Includes 90,092 deferred shares to be distributed in accordance with the terms of our DDCP.
(4)	Includes 89,756 deferred shares to be distributed in accordance with the terms of our DDCP.
(5)	Represents shares held by the Sharp Family Trust. Ms. Sharp is a trustee of the Sharp Family Trust.
(6)	Includes 54,556 and 1,532,746 shares beneficially owned by Advent Life Sciences and Advent Life Sciences Fund II, respectively, for which Dr. Malik is a General Partner and shares voting and investment authority over the shares. Dr. Malik disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)	Includes 3,406 deferred shares to be distributed in accordance with the terms of our DDCP.
(8)	Includes 173,117 deferred shares to be distributed in accordance with the terms of our DDCP and excludes shares held by Holdings as described in footnote (1).

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of May 1, 2017 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Brad M. Kelley 1410 Moran Road Franklin, TN 37069-6300	Common Series A-1 Preferred	1,591,039 31,620	(1)	1.6 100	% %
Incyte Corporation 1801 Augustine Cut-Off Wilmington, DE 19803	Common	17,763,968		17.9%

(1)	Mr. Kelley owns 31,620 shares of our Series A-1 Convertible Preferred Stock, our only shares of outstanding Series A-1 preferred stock. These shares have an initial conversion price of $94.86 and are currently convertible into 333,333 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A-1 Convertible Preferred Stock into shares of common stock as of May 1, 2017, he would have held 1,924,372 shares of our common stock, or 1.9% of the shares outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC. Based solely on a review of the copies of reports furnished to us, we believe that during our 2016 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Children of Armenia Fund

Our Audit and Finance Committee approved a charitable contribution to the Children of Armenia Fund (“COAF”) totaling $125,000 for 2016. Dr. Garo H. Armen, Agenus’ Chairman and Chief Executive Officer, is the founder and chairman of COAF. The 2016 charitable contribution was comprised of a cash component and a non-cash component. The cash component was $75,000, which Agenus paid in quarterly installments. The non-cash component was $50,000, which was the estimated value of a portion of Agenus’ office space in its New York office that was (and continues to be) made available to COAF employees.

Incyte

In January 2015, Agenus entered into a broad, global alliance with Incyte Corporation (“Incyte”) to discover, develop and commercialize novel immuno-therapeutics using Agenus’ antibody platforms. The collaboration was initially focused on four CPM programs targeting GITR, OX40, TIM-3 and LAG-3, and in November 2015, the parties expanded the alliance by adding three novel undisclosed CPM targets. Pursuant to the terms of the original agreement, Incyte made non-creditable, non-refundable upfront payments to Agenus totaling $25.0 million. Targets under the collaboration were designated as either profit-share programs, where the parties shared all costs and profits equally, or royalty-bearing programs, where Incyte funded all costs, and Agenus was eligible to receive milestones and royalties. Under the original collaboration agreement, programs targeting GITR, OX40 and two of the undisclosed targets were designated as profit-share programs, while the other targets were royalty-bearing programs. For each profit-share product, Agenus was eligible to receive up to $20.0 million in future contingent development milestones. For each royalty-bearing product, Agenus was eligible to receive (i) up to $155.0 million in future contingent development, regulatory, and commercialization milestones and (ii) tiered royalties on global net sales at rates generally ranging from 6%-12%. Concurrent with the execution of the original collaboration agreement, the parties also entered into a stock purchase agreement pursuant to which Incyte purchased approximately 7.76 million shares of Agenus common stock for an aggregate purchase price of $35.0 million, or approximately $4.51 per share.

In February 2017, the parties amended the terms of the original collaboration agreement to, among other things, convert the GITR and OX40 programs from profit-share to royalty-bearing programs with royalties on global net sales at a flat 15% rate for each. In addition, the profit-share programs relating to two undisclosed targets were removed from the collaboration, with one reverting to Incyte and one to Agenus (the latter being Agenus’ TIGIT antibody program), each with royalties on global net sales at a flat 15% rate. The remaining three royalty-bearing programs in the collaboration targeting TIM-3, LAG-3 and one undisclosed target remain unchanged, and there are no more profit-share programs under the collaboration. The amended agreement gives Incyte exclusive rights and all decision-making authority for manufacturing, development, and commercialization with respect to all royalty-bearing programs. Pursuant to the amended agreement, Agenus received accelerated milestone payments of $20.0 million from Incyte related to the clinical development of INCAGN1876 (anti-GITR agonist) and INCAGN1949 (anti-OX40 agonist). Across all programs in the collaboration, Agenus is now eligible to receive up to a total of $510.0 million in future potential development, regulatory and commercial milestones.

Concurrent with the execution of the amendment agreement, Agenus and Incyte also entered into a stock purchase agreement, pursuant to which Incyte purchased 10 million shares of Agenus’ common stock (the “Shares”) at a purchase price of $6.00 per share. Under the stock purchase agreement, Incyte agreed not to dispose of any of the Shares for a period of 12 months and to vote the Shares in accordance with the recommendations of the Agenus board of directors in connection with certain equity incentive plan and compensation matters for a period of 18 months, and Agenus has agreed to certain registration rights with respect to the Shares. Under the amendment, the parties also revised the existing standstill provision to permit Incyte’s acquisition of the Shares, but Incyte is precluded from acquiring any additional shares of Agenus’ voting stock until December 31, 2019. Immediately following the transaction, Incyte owned approximately 18.1% of the outstanding shares of Agenus common stock.

Dr. Stein

Effective April 1, 2017, Dr. Stein retired as President of R&D and became a senior R&D advisor to the Company. The Company and Dr. Stein entered into a severance agreement and a consulting agreement, which superseded the terms of Dr. Stein’s employment agreement. Pursuant to the severance agreement, the Company immediately paid Dr. Stein $250,000 and agreed to pay the full premium of Dr. Stein’s participation in the Company’s medical and dental insurance plans for 15 months. Pursuant to the consulting agreement, Dr. Stein will be paid a monthly retainer of approximately $35,400. The consulting agreement has an initial term of 15 months, which may be extended by mutual agreement, and can only be terminated by mutual consent or by the Company in the event Dr. Stein breaches the agreement or is unable to perform services for the Company. Dr. Stein’s equity awards will continue to vest during the term of the consulting agreement. In the event there is a change of control of the Company during the term of the consulting agreement, the vesting on all of Dr. Stein’s stock options would be accelerated in full immediately.

Related Party Transaction Policies and Procedures

The Audit and Finance Committee of the Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis. Related parties can include any of our directors or executive officers, certain of our stockholders, and their immediate family members. This obligation is set forth in writing in our Audit and Finance Committee Charter. A copy of the Audit and Finance Committee Charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. In evaluating related party transactions, our Audit and Finance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit and Finance Committee will approve a related party transaction when, in its good faith judgment, the transaction is fair to, and in the best interest of, Agenus.

To identify related party transactions each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Compliance Officer for review and approval by management and our Corporate Governance and Nominating Committee. A copy of our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,098,819	$4.53	4,763,761	(2)
Equity compensation plans not approved by security holders(3)	706,228	$4.42	793,772

Total	13,805,047		5,557,533

(1)	Includes 12,665,950 shares subject to awards under our 2009 Equity Incentive Plan, assuming maximum achievement of all applicable performance conditions, and 174,546 shares issuable under our DDCP at a weighted average price of $5.29.
(2)	Includes shares that may be issued under our 2009 Equity Incentive Plan and 2009 Employee Stock Purchase Plan and 78,373 shares available under our DDCP.
(3)	Represents the Agenus Inc. 2015 Inducement Equity Plan under which inducement grants may be made in accordance with NASDAQ rules.

PROPOSAL 2—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

Our Audit and Finance Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2017 Annual Meeting, our Audit and Finance Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit and Finance Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that the change would be in the best interests of Agenus and our stockholders.

The Audit and Finance Committee has approved all services provided to Agenus by KPMG LLP during 2016. Representatives of KPMG LLP are expected to be present at the 2017 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $639,500 for 2016 and $836,100 for 2015.

Audit-Related Fees

Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $29,000 in 2016 and $28,000 in 2015.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance and tax consultation services were $152,715 in 2016 and $15,134 in 2015.

All Other Fees

We paid no other fees to KPMG LLP for 2016 or 2015.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP fees for 2016 and 2015 shown above were pre-approved by the Audit and Finance Committee. The Audit and Finance Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit and Finance Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 2, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is providing stockholders with the opportunity at the 2017 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the stockholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.”

As described above in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured our executive compensation program to provide an overall compensation package that enables us to attract and retain talented employees, provide incentives for performance and create long-term value for our stockholders. The Company’s executive compensation programs have a number of features designed to promote these objectives.

The Board urges stockholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 34 through 46 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

While the vote is advisory, the Board and the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To approve Proposal 3, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2017 Annual Meeting and voting on the matter must vote FOR Proposal 3. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4—TO RECOMMEND, ON A NON-BINDING ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is providing stockholders with the opportunity at the 2017 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Frequency”:

RESOLVED, that the stockholders of the Company approve, in a non-binding, advisory vote, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1—Every year;

Choice 2—Every two years;

Choice 3—Every three years; or

Choice 4—Abstain.

The Board believes that voting every once three years on “say-on-pay” would be the choice best suited for the Company. The reasons for the Board’s recommendation include the following:

•

A triennial vote will give the Company’s stockholders the opportunity to more fully assess the success or failure of the Company’s long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance;

•

A three-year vote cycle allows sufficient time for the Board to review and respond to stockholders’ views on executive compensation and to implement changes, if necessary, to our executive compensation program;

•

As a practical matter, any changes to our executive compensation program that were responsive to stockholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis and Executive Compensation sections of the Proxy Statement until the second year following an unfavorable “Say-on-Pay” vote;

•	A triennial vote is consistent with the three-year vesting schedule of the Company’s equity awards; and

•

A triennial vote, while less frequent than Choices 1 or 2, would still provide a regular, consistent means for the Company’s stockholders to provide feedback to the Board regarding the Company’s executive compensation programs.

While the vote is advisory, the Board and the Compensation Committee will consider the outcome of the vote when considering how frequently to hold “say-on-pay” advisory votes in the future.

Vote Required

For Proposal 4, the option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be considered by the Board of Directors when determining the frequency of future advisory votes on executive compensation. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4 and will have no effect on the vote.

The Board of Directors recommends a vote FOR holding an advisory vote on executive compensation once every THREE years.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Board has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit and Finance Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2016, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

By the Audit and Finance Committee,

Brian Corvese, Chair

Shahzad Malik, M.D.

Timothy R. Wright

ADDITIONAL INFORMATION

Stockholder Proposals for 2018 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2018 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the Exchange Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Under our by-laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2018 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 28, 2018, if you wish to bring business before the 2018 Annual Meeting of Stockholders, you must give us written notice by January 8, 2018.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2018 Annual Meeting of Stockholders is given or made and the date of the 2018 Annual Meeting of Stockholders is not within 30 days before or after June 28, 2018, notice by the stockholder must be received by the Company 45 days prior to the date of the 2018 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2018 Annual Meeting of Stockholders is given or made and the date of the 2018 Annual Meeting of Stockholders is not within 30 days before or after June 28, 2018, notice by the stockholder must be received by the Company no later than 15 days after the date Agenus sends notice of the 2018 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2018 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, or telephone or e-mail Investor Relations at 800-962-2436 or IR@agenusbio.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

Documents Incorporated by Reference

The financial statements from our Annual Report on Form 10-K for the year ended December 31, 2016 are incorporated by reference herein.

AGENUS INC. 3 FORBES ROAD LEXINGTON, MA 02421

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 27, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Agenus Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 27, 2017.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors Nominees
01 Garo H. Armen, Ph.D. 02 Ulf Wiinberg

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
3. To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.	☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:
4. To recommend, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers.

1 Yr ☐	2 Yrs ☐	3 Yrs ☐	Abstain ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com.

AGENUS INC.

Annual Meeting of Stockholders

June 28, 2017 at 5:00 PM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) of Agenus Inc. (the “Company”) hereby appoint(s) Garo H. Armen, PhD and Christine M. Klaskin, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 28, 2017, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.

Continued and to be signed on reverse side